Exhibit 10.40

Dated 21 October, 2010

for

CET 21 SPOL. S R.O.

arranged by

BNP PARIBAS S.A.
J.P. MORGAN PLC
CITIGROUP GLOBAL MARKETS LIMITED
ING BANK N.V.
ČESKÁ SPOŘITELNA, A.S.

with

BNP PARIBAS S.A.
as Agent

and

BNP PARIBAS TRUST CORPORATION UK LIMITED
as Security Agent

____________________________________________

CZK 1,500,000,000
REVOLVING CREDIT FACILITYAGREEMENT
____________________________________________

Simpson Thacher & Bartlett LLP
London

i

ii

THIS AGREEMENT is dated 21 October, 2010 and made between:

1.	CET 21 spol. s r.o., a company incorporated in the Czech Republic with company number 45800456 (the “Borrower”);

2.	THE COMPANIES listed in Part I of Schedule 1 as original guarantors (the “Original Guarantors”);

3.	BNP PARIBAS S.A., J.P. MORGAN PLC, CITIGROUP GLOBAL MARKETS LIMITED, ING BANK N.V. AND ČESKÁ SPOŘITELNA, A.S. as mandated lead arrangers (whether acting individually or together the “Arrangers”);

4.	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”);

5.	BNP PARIBAS S.A. as agent of the other Finance Parties (the “Agent”); and

6.	BNP PARIBAS TRUST CORPORATION UK LIMITED as security agent for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“2007 Indenture” means the indenture dated 16 May 2007 entered into between, among others, the Parent, the subsidiary guarantors named therein and BNY Corporate Trustee Services Limited, as Trustee.

“2009 Indenture” means the indenture dated 17 September 2009 entered into between, among others, the Parent, the subsidiary guarantors named therein and The Bank of New York Mellon, acting through its London Branch as trustee.

“Acceptable Bank” means:

(a)
a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

“Accounting Quarter” has the meaning given to that term in Clause 21.1 (Financial Definitions).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Additional Notes” means any Notes which are permitted to be issued after the original date of this Agreement pursuant to the Notes Indenture and subject to the Finance Documents, but excluding for the avoidance of doubt the Original Notes.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the original date of this Agreement to and including the date that is one Month prior to the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“BMG Cash Pooling Arrangements” means the cash pooling arrangement operated by Bank Mendes Gans N.V. pursuant to an agreement dated 19 November 2007 (as amended on 10 November 2009 and from time to time) entered into between, among others, CME Media Enterprises B.V. and Bank Mendes Gans N.V.

“Borrower’s Business Plan” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group together with the written business plan in agreed form and delivered to the Agent pursuant to paragraph 5(k) of Part 1 of Schedule 2.

“Borrower Change of Control” means the Parent ceases to directly or indirectly own at least 66⅔ per cent. of the shares of the Borrower.

“Break Costs” means the amount (if any) by which:

(a)
the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Broadcasting Licences” means:

(a)	license no. T/41, dated August 7, 1995 (Markiza analogue, satellite, cable and digital pilot); and

(b)	license no. 001/1993, file no. R/060/93, dated February 9, 1993 (NOVA terrestrial),

in each case as amended, novated, supplemented, extended, renewed, reissued, replaced or restated.

“Budget” means:

(a)	in relation to the period beginning from the original date of this Agreement and ending on 31 December 2010, the Borrower’s Business Plan; and

(b)	in relation to any other period, any budget delivered by the Borrower to the Agent in respect of that period pursuant to Clause 20.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, London, Paris and Prague.

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable within 3 days after the relevant date of calculation;

(b)
repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Obligor or any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except for Transaction Security or any Permitted Security; and

(d)	the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment of the Facility.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit or time deposits maturing within one year after the relevant date of calculation and overnight deposits, in each case issued by or with an Acceptable Bank;

(b)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)
any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)
any other debt security approved by the Majority Lenders, in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any  member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

“CET Loan Agreement” means the loan agreement dated 2 May 2005 (as amended from time to time) and made between CME Media Enterprises B.V. and the Borrower and as assigned and transferred by CME Media Enterprises B.V. to CME Investments B.V. (formerly known as CME Romania B.V.) under a novation agreement made between CME Media Enterprises B.V., CME Investments B.V. and the Borrower on 17 December 2009.

“Change of Control” means a Borrower Change of Control or a Parent Change of Control.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“CME Group” means the Parent and its Subsidiaries for the time being (but excluding the Group).

“CME Group Business Plan” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the CME Group (which for this purpose shall include the Group) together with the written business plan in agreed form and delivered to the Agent pursuant to paragraph 5(l) of Part 1 of Schedule 2.

“Commitment” means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower, any Obligor, the Group or the CME Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or the CME Group or any of its advisers; or

(b)
another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or the CME Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or the CME Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or the CME Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“Core Event of Default” means any Event of Default under Clauses 23.1 (Non-payment), 23.2 (Financial covenants and other obligations), 23.6 (Insolvency), 23.7 (Insolvency Proceedings), 23.10 (Similar events elsewhere) or 23.17 (Termination, revocation or transfer of Broadcasting Licences).

“Czech Additional Guarantor” means an Additional Guarantor incorporated in the Czech Republic.

“CZK” means the lawful currency of the Czech Republic.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any one or more of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch Obligor” means an Obligor incorporated in the Netherlands.

“Erste Facility” means the facility made available under the Erste Facility Agreement.

“Erste Facility Agreement” means the up to CZK 3,000,000,000 facility agreement dated 21 December 2009 entered into between, amongst others, CET 21 spol. s r.o. as the borrower, Erste Group Bank AG as mandated lead arranger and Česká spořitelna a.s. as facility agent and security agent.

“Erste Transaction Security” means the Security created or expressed to be created by the security documents listed in Schedule 9 (Existing Security).

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Existing Intercreditor Agreement” means the intercreditor agreement dated 21 July 2006 (as amended and restated from time to time, including by a deed of amendment dated on or around the original date of this Agreement) made between, among others, the Parent,  BNY Corporate Trustee Services Limited, The Bank of New York Mellon (formerly The Bank of New York) as 2007 trustee, The Bank of New York Mellon (formerly The Bank of New York) as 2008 trustee, The Bank of New York Mellon as 2009 note trustee, The Law Debenture Trust Corporation p.l.c. as 2009 security trustee, the Notes Trustee as 2010 notes trustee, BNP Paribas Trust Corporation UK Limited as 2010 security trustee and BNP Paribas S.A. as 2010 agent.

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement provided that a Lender shall not  nominate more than two Facility Offices unless it is necessary in order to receive payments due to it without withholding or deduction for or on account of Tax or to benefit from the provisions of Clause 13.2 (Tax Gross-up).

“Factoring Facility Agreement” means the framework factoring agreement (ramcova faktoringova smlouva) No. 100161 between Factoring České spořitelny, a.s. and the Borrower dated 24 March 2003, as amended or refinanced from time to time, pursuant to which individual agreements on assignment of receivables are entered into between Factoring České spořitelny a.s. as assignee and the Borrower as assignor.

“Fee Letter” means any letter or letters dated on or about the original date of this Agreement between the Arrangers or the Lenders (or any of them) and the Borrower (or the Agent and the Borrower or the Security Agent and the Borrower) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, the Intercreditor Agreement, the Existing Intercreditor Agreement, the Transaction Security Documents, any Fee Letter, the Hedging Letter, any Accession Letter, any Compliance Certificate, any Utilisation Request, and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Arrangers, the Security Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any Treasury Transaction (and, when calculating the value of any Treasury Transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee or other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (h) above.

“Financial Year” has the meaning given to that term in Clause 21.1 (Financial definitions).

“Funding Loan” means a loan or extension of credit made by one member of the Group to another member of the Group which:

(a)	does not mature and is not redeemable at the option of the member of the Group making the loan or the credit extension, prior to the Termination Date;

(b)	is not amortising; and

(c)	allows for interest payments to be capitalized (and does not require payment of interest in cash) by the borrower or recipient of the loan or extension of credit prior to the Termination Date.

“GAAP” means generally accepted accounting principles and in particular:

(a)	in the United States of America, in the case of the Borrower;

(b)	in the Slovak Republic, in the case of each Slovak Obligor;

(c)	in the Netherlands, in the case of each Dutch Obligor; or

(d)	in the United States of America, in the case of the Parent,

including IFRS.

“Group” means the Borrower and its Subsidiaries for the time being other than any Subsidiaries in liquidation prior to the original date of this Agreement or voluntarily liquidated after the original date of this Agreement as permitted under the terms of this Agreement.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Hedging Letter” means the letter dated on or around the original date of this Agreement entered into between the Agent and the Borrower relating to the hedging arrangements that may be entered into by the Borrower.

“Holdco Share Pledges” means:

(a)	the share pledge executed by the Parent over all existing and future shares of Central European Media Enterprises N.V.; and

(b)	the share pledge executed by Central European Media Enterprises N.V. over all existing and future shares owned by it in CME Media Enterprises B.V.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the Council Regulation 1606/2002/EC on the application of international accounting standards to the extent applicable to the relevant financial statements.

“Initial Utilisation Date” means the date of the first Utilisation.

“Intellectual Property” means:

(a)
any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each Obligor and/or member of the Group (which may now or in the future subsist).

“Intercreditor Agreement” means the intercreditor agreement dated on or around the original date of this Agreement and made between, among others, the Parent, the Company, the Original Obligors, the Security Trustee, the Agent and the Notes Trustee (as defined therein).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Inter-Group Loan” means:

(a)	the loan under the CET Loan Agreement;

(b)	the loan under the Markiza Loan Agreement;

(c)	any other loan or credit extension by a member of the Group to a member of the CME Group; and

(d)	any loan or credit extension by a member of the CME Group to a member of the Group.

“Inter-Group Loan Agreement” means any agreement, document or instrument evidencing an Inter-Group Loan.

“Intra-Group Loan” means any Financial Indebtedness owed by a member of the Group to another member of the Group.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Joint Venture Investment” means the aggregate of:

(a)	all amounts subscribed for shares in, lent to, or invested in all Joint Ventures by any member of the Group;

(b)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any Joint Venture; and

(c)	the market value of any assets transferred by any member of the Group to any Joint Venture.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 26 (Changes to the Obligors).

“Legal Reservations” means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

 “Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“LMA” means the Loan Market Association.

“Majority Lenders” means:

(a)
until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Loans then outstanding, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66⅔ per cent. of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Margin” means 4.5 per cent. per annum.

“Markiza” means MARKÍZA – SLOVAKIA, spol. s r.o., a limited liability company incorporated under the laws of the Slovak Republic, with its registered seat at Bratislavská l/a. Bratislava – Záhorská Bystrica 843 56, the Slovak Republic, Identification No. 31 444 873, registered in the Commercial Register maintained by the District Court of Bratislava I, Section Sro, Insert No. 12330/B.

“Markiza Loan Agreement” means the loan agreement dated 24 November 2008 (as amended from time to time) and entered into between CME Investments B.V. (formerly known as CME Romania B.V.) as lender and Markiza as borrower.

“Material Adverse Effect” means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of the Borrower, the Group and/or the CME Group taken as a whole;

(b)	the ability of the Obligors taken as a whole to perform their payment and other material obligations under the Finance Documents;

(c)	the validity or enforceability (subject to the Legal Reservations) of any Finance Document or of any of the rights or remedies of any Finance Party under any of the Finance Documents; or

(d)	the effectiveness or ranking (subject to the Legal Reservations) of any Transaction Security granted or purported to be granted pursuant to any of the Finance Documents.

“Material Company” means, at any time:

(a)	a wholly-owned member of the Group that holds shares in an Obligor; or

(b)
a Subsidiary of the Borrower which has earnings before interest, tax, depreciation and amortisation calculated on the same basis as EBITDA representing 7.5 per cent. or more of EBITDA of the Group, or has gross assets, net assets or turnover (excluding intra-group items) representing 7.5 per cent., or more of the gross assets, net assets or turnover of the Group, each calculated on a consolidated basis.

Compliance with the conditions set out in paragraph (b) shall be determined by reference to the most recent Compliance Certificate supplied by the Borrower and/or the latest audited consolidated financial statements of the Group and the CME Group.  However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by an Officer as representing an accurate reflection of the revised EBITDA (as defined in Clause 21.1 (Financial definitions), gross assets, net assets or turnover of the Group each calculated on a consolidated basis).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Notes” means the Original Notes and any Additional Notes.

“Notes Documents” means:

(a)	the Notes Indenture;

(b)	the Notes; and

(c)	the Intercreditor Agreement.

 “Notes Indenture” means the indenture dated on or about the original date of this Agreement made between, among others, the Borrower (as issuer) and the Notes Trustee pursuant to which the Original Notes are issued.

“Notes Trustee” means Citibank, N.A., London Branch or any institution that is acting from time to time as a trustee under the Notes Indenture.

“Obligor” means the Borrower, a Guarantor or any other member of the Group or the CME Group that grants Security in favour of the Secured Parties.

“Officer” means:

(a)
the chief executive officer, chief financial officer, deputy chief financial officer, chief operating officer and vice president, corporate finance of the CME Group in relation to all Obligors and members of the Group;

(b)	the chief executive officer, chief financial officer, chief operating officer, any director or statutory executive of a member of the Group in relation to such member of the Group; and

(c)	in relation to documents to be provided by Markiza, any executive or duly authorised attorney.

“Original Dutch Filings” means local statutory filings required to be delivered under Dutch law by the Dutch Obligors for the Financial Year ended 31 December 2009.

“Original Financial Statements” means:

(a)	in relation to the Borrower, the audited consolidated financial statements of the Group for the financial year ended 31 December 2009;

(b)	in relation to each of the Parent and Markiza, its audited consolidated or unconsolidated (whichever is available) financial statements for the financial year ended 31 December 2009; and

(c)	in relation to each other Original Obligor, its unaudited accounts for the latest financial year for which they are available.

“Original Obligor” means the Borrower or an Original Guarantor.

“Original Notes” means senior notes due 2017 of the Borrower issued pursuant to the Notes Indenture in an aggregate principal amount not exceeding EUR170,000,000.

“Parent” means Central European Media Enterprises Ltd., a limited company incorporated under the laws of Bermuda, Reg. No. 19574 with its registered seat at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda.

“Parent Change of Control” means the occurrence of any of the following events:

(a)
any “person” or “group” of related persons, other than one or more Permitted Borrower Holders, is or becomes the beneficial owner, directly or indirectly, of more than 35 per cent. of the total voting power of the Voting Stock of the Parent and the Permitted Borrower Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Parent than such person or group;

(b)
the sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent and the Restricted Subsidiaries taken as a whole to any “person” other than the Permitted Borrower Holder;

(c)	the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or

(d)	the adoption by the shareholders of the Parent of a plan relating to the liquidation or dissolution of the Parent.

For the purposes of this definition:

(a)	“Restricted Subsidiary” has the meaning given to that term in the Notes Indenture;

(b)	“person” and “group” have the meaning they have in Sections 13(d) and 14(d) of the U.S. Exchange Act;

(c)
“beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the U.S. Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time;

(d)
a person will be deemed to beneficially own any Voting Stock of an entity held by a parent entity, if such person is the beneficial owner, directly or indirectly, of more than 35 per cent. of the voting power of the Voting Stock of such parent entity and the Permitted Borrower Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity;

(e)
a “Continuing Director” means any member of the Board of Directors who is a member of such board of Directors as of the original date of this Agreement or was nominated for election or was elected to such Board of Directors with the approval of the majority of Continuing Directors who were members of such Board of Directors at the time of such nomination or election;

(f)	“Board of Directors” means the board of directors of the Parent or any committee thereof duly authorized to act on behalf of such board;

(g)
“Voting Stock” of a person means all classes of Capital Stock of such person then outstanding and normally entitled to vote in the election of members of the board of directors or a management board, directors or persons acting in a similar capacity on similar corporate bodies;

(h)
“Capital Stock” of a person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such corporation (including any preferred stock but excluding any debt securities convertible into such equity of such corporation.

“Parent Convertible Notes” means the 3.50 per cent. senior convertible notes due 2013 originally issued by the Parent on 10 March 2008.

“Parent Fixed Rate Notes” means the EUR 440,000,000 fixed rate notes due 2016 originally issued by the Parent on 17 September 2009 and 29 September 2009.

“Parent Floating Rate Notes” means the EUR150,000,000 floating rate notes due 2014 issued originally by the Parent on 16 May 2007.

“Parent Note Documents” means the Parent Notes and the Parent Note Instruments and any other documents entered into pursuant to any of them.

“Parent Note Instrument” means the instrument pursuant to which the Parent Notes are, or are to be, constituted.

“Parent Notes” means:

(a)	the Parent Fixed Rate Notes;

(b)	the Parent Convertible Notes; and

(c)	the Parent Floating Rate Notes.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Permitted Acquisition” means:

(a)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of:

(i)	under paragraph (b)(ii) of Clause 22.10 (Disposals); and

(ii)
provided that such asset is not subject to any liabilities (other than any liabilities that would constitute Permitted Financial Indebtedness or Financial Indebtedness permitted under paragraph (b)(i) of Clause 22.14 (Financial Indebtedness) if owed by a member of the Group);

(b)	an acquisition of shares or securities pursuant to a Permitted Share Issue;

(c)	an acquisition of securities which are Cash Equivalent Investments;

(d)	acquisition of shares in a Joint Venture to the extent permitted by Clause 22.7 (Joint Ventures).

“Permitted Borrower Holders” means:

(a)	the Permitted Parent Holders;

(b)	any Obligor;

(c)	each Subsidiary of the Parent or of a Permitted Parent Holder; and

(d)	any Affiliates of any of the persons referred to in paragraph (a) to (c) above.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (b), is on arm’s length terms:

(a)
of trading stock, including licences for content, formats and other similar or relates rights or cash, made by any member of the Group in the ordinary course of business of the disposing entity on normal commercial terms;

(b)	of assets (other than shares, businesses or Intellectual Property) in exchange for other assets comparable or superior as to type, value and quality;

(c)	of receivables pursuant to the Factoring Facility Agreement;

(d)	of obsolete or redundant vehicles, plant and equipment for Cash;

(e)	of Cash or Cash Equivalent Investments not otherwise required to be applied or prohibited by this Agreement or in exchange for other Cash Equivalent Investments;

(f)	constituted by a licence of intellectual property rights permitted by Clause 22.16 (Intellectual Property);

(g)	to a Joint Venture, to the extent permitted by Clause 22.7 (Joint ventures); or

(h)	arising as a result of any Permitted Security.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under the Finance Documents;

(b)	arising under the Notes Documents subject, in the case of any Additional Notes, to paragraph (g) below;

(c)	arising under any Treasury Transactions;

(d)	arising under a Permitted Loan, a Permitted Guarantee or a guarantee permitted under paragraph (a) of Clause 22.13 (No guarantees or indemnities);

(e)
of any person acquired by a member of the Group after the original date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six months following the date of acquisition;

(f)	arising under the Factoring Facility Agreement;

(g)	arising under the issue of Additional Notes in an amount which does not exceed EUR20,000,000 (or its equivalent) at any time;

(h)
of a member of the Group arising under any netting, set-off or cash-pooling arrangements (including the BMG Cash Pooling Arrangements), in an amount not exceeding EUR10,000,000 (or its equivalent) in aggregate at any time; and

(i)	prior to the Initial Utilisation Date, arising under the Erste Facility.

“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)
any guarantee, performance or similar bond or other obligation guaranteeing performance by any member of the Group under any contract (other than a contract that is or evidences Financial Indebtedness) entered into in ordinary course of business of the respective member of the Group as conducted on the original date of this Agreement;

(c)	any guarantee of a Joint Venture to the extent permitted by Clause 22.7 (Joint ventures);

(d)	any guarantee permitted under Clause 22.14 (Financial Indebtedness);

(e)	any guarantee given in respect of the netting or set-off, netting or cash pooling arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security;

(f)
any guarantee given by a member of the Group in respect of or to secure obligations pursuant to any programming, production, distribution, format or other intellectual or similar rights or capital equipment or other assets used in the ordinary course of its business as conducted on the original date of this Agreement and not to exceed CZK200,000,000 (or its equivalent in other currencies) in aggregate for the Group at any time;

(g)
any guarantee given to any relevant tax authority in respect of excise taxes, export duties or other such taxes, charges, duties or imposts payable by a member of the Group in the ordinary course of its business as conducted on the original date of this Agreement; or

(h)
any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations.

“Permitted Loan” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	a loan made to a Joint Venture to the extent permitted under Clause 22.7 (Joint ventures);

(c)
arising under any Inter-Group Loan (other than the CET Loan Agreement and the Markiza Loan Agreement) provided that if the amount thereof exceeds in aggregate EUR4,000,000 (or its equivalent), the creditor of such Inter-Group Loan shall forthwith grant Security over all its rights in respect thereof in favour of the Security Agent on behalf of the Secured Parties on terms similar in all material respects to the English law assignment by CME Investments B.V. of its rights under the CET Loan Agreement and granted on or about the original date hereof to the Security Agent; and

(d)	the loans under the CET Loan Agreement and the Markiza Loan Agreement;

(e)	a loan or extension of credit by a member of the Group to another member of the Group provided that if the amount thereof exceeds in aggregate EUR4,000,000 (or its equivalent):

(i)	it shall be a Funding Loan and the borrower or recipient of such Funding Loan shall be a Guarantor; or

(ii)
the creditor of such loan or credit extension shall grant Security forthwith over all its rights in respect thereof in favour of the Security Agent on behalf of the Secured Parties on terms similar in all material respects to the English law assignment by CME Investments B.V. of its rights under the CET Loan Agreement and granted on or about the original date hereof to the Security Agent,

(f)
a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed CZK 50,000,000 (or its equivalent) at any time.

“Permitted Parent Holders” means:

(a)	each beneficial owner of the Parent’s Class B Common Stock as of the original date of this Agreement;

(b)	family members of any beneficial holder of the Parent’s Class B Common Stock as of the original date of this Agreement;

(c)	trusts, the only beneficiaries of which are persons or entities described in (a) and (b) above; and

(d)	partnerships, corporations, or limited liability companies which are controlled by the persons or entities described in (a) or (b) above.

“Permitted Security” means:

(a)	any lien arising by operation of law and in the ordinary course of business and not as a result of any default or omission by any member of the Group;

(b)
any Security or Quasi-Security arising under any netting, set-off or cash-pooling arrangements (including the BMG Cash Pooling Arrangements) entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group and of the CME Group but only so long as such Security or Quasi-Security does not secure Financial Indebtedness under such arrangements in an amount in excess of EUR10,000,000 (or its equivalent) at any one time;

(c)
any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi-Security under a credit support arrangement;

(d)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the original date of this Agreement if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset;

(e)
any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the original date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group;

(f)
any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(g)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal or is permitted under Clause 22.10 (Disposals);

(h)	any Security or Quasi-Security arising as a consequence of any finance or capital lease permitted pursuant to paragraph (b)(ii) of the Clause 22.14 (Financial Indebtedness);

(i)	prior to the Initial Utilisation Date, the Erste Transaction Security;

(j)	any Transaction Security; or

(k)
any Security not falling under any of the foregoing paragraphs securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (a) to (j) above) does not exceed CZK 250,000,000 (or its equivalent in other currencies).

“Permitted Share Issue” means an issue of shares by a member of the Group to its immediate Holding Company where (if the existing shares of the relevant member of the Group are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms;

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee or Security or Quasi-Security given, or other transaction arising, under the Finance Documents; and

(b)
the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group;

(c)
the solvent amalgamation, demerger, merger, consolidation, corporate reconstruction or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) as between one member of the Group and other member of the Group and in the case of any such transaction involving an Obligor where such Obligor remains as the surviving entity;

(d)
transactions (other than (i) any sale, lease, licence, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of business on arm’s length terms;

(e)

(i)
the payment of dividends or the making of any other distributions on the capital stock of any entity which is a Restricted Subsidiary (within the meaning of the 2007 Indenture or the 2009 Indenture; each such Restricted Subsidiary referred to herein as an "Indenture Restricted Subsidiary") of the Parent or the payment of any indebtedness or other obligations owed by any Indenture Restricted Subsidiary to the Parent or to any other Indenture Restricted Subsidiary of the Parent;

(ii)	the making by any Indenture Restricted Subsidiary of any loans or advances to the Parent or to any Indenture Restricted Subsidiary,

provided that in the case of loans described in sub-paragraphs (i) or (ii) above, such loans also are subject to the requirements of paragraphs (c) and (e) of the definition of Permitted Loans, as applicable; or

(iii)
the transfer of any of the property or assets of any Indenture Restricted Subsidiary to the Parent or to any Indenture Restricted Subsidiary subject, in relation to any property or assets which are the subject of the Transaction Security, to the provisions of the Transaction Security Documents.

“PRIBOR” means in relation to any Loan:

(a)	the applicable Screen Rate: or

(b)
(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits and for a period comparable to the Interest Period for that Loan.

“Party” means a party to this Agreement.

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross-up and indemnities).

“Quarter Date” has the meaning given to that term in Clause 21.1 (Financial Definitions).

“Quasi-Security” has the meaning given to that term in Clause 22.9 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reduction Date” means the fourth anniversary of the original date of this Agreement.

“Reduction Instalment” means a repayment instalment of such amount required to ensure that the Total Commitments (drawn and undrawn) on the Reduction Date, are reduced to CZK750,000,000.

“Reference Banks” means the principal office in Prague of BNP Paribas S.A., ING Bank N.V. and Česká spořitelna, a.s. or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Refinancing Transactions” means:

(a)	entry by the Obligors into this Agreement and the Notes Documents;

(b)	application of proceeds of any Utilisations under the Facility on the Initial Utilisation Date; and

(c)	the repayment and cancellation of the Erste Facility.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means the Prague interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts a substantive part of its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status) to 19.6 (Governing law and enforcement), 19.10 (No default), paragraph (c) of 19.11 (No misleading information), paragraphs (d) and (e) of 19.12 (Original Financial Statements) and 19.18 (Centre of main interests and establishments).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required Insurances” means insurances over any real property which is subject to the Transaction Security.

“Required Insurance Policies” means any documents evidencing, creating or conferring (or purporting to evidence, create or confer) any Required Insurances.

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan; and

(c)	made or to be made to the Borrower for the purpose of refinancing a maturing Loan.

“Screen Rate” means the percentage rate per annum for the relevant period, displayed on the PRBO page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Secured Parties” means the Security Agent, any Receiver or Delegate and each of the Finance Parties from time to time.

“Slovak Additional Guarantor” means an Additional Guarantor incorporated in the Slovak Republic.

“Slovak Commercial Code” means the Slovak Act No. 513/1991 Coll. the Commercial Code (as amended).

“Slovak Holdings” means CME Slovak Holdings B.V., a company incorporated in the Netherlands with registration number 34274606.

“Slovak Obligor” means Markiza or any other Obligor incorporated in the Slovak Republic.

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Subsidiary” means, with respect to a person, company or corporation, any company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned person, company or corporation; or

(b)	which owns directly or indirectly at least half of the issued share capital or the ownership or any other equity interests or similar right of ownership; or

(c)	which is a subsidiary of another subsidiary of the first-mentioned person, company or corporation,

and, for these purposes, a person, company or corporation shall be treated as being controlled by another person, company or corporation if that other person, company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body; or

(d)
in relation to a person incorporated (or established) under Dutch law, a “dochtermaatschappij” within the meaning of Section 2.24a of the Dutch Civil Code (regardless whether the shares or voting rights on the shares in such company are held directly or indirectly through another “dochtermaatschappij”).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) in any jurisdiction.

“Termination Date” means the fifth anniversary of the original date of this Agreement.

“Total Commitments” means the aggregate of the Commitments, being CZK 1,500,000,000 at the original date of this Agreement.

“Total Purchase Price” means the consideration (including associated costs and expenses) for  a an acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of acquisition.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 2(g) of Part I of Schedule 2 (Conditions Precedent) and any document required to be delivered to the Agent under paragraph 11 of Part II of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressing to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature in any jurisdiction.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent.

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)
a “Finance Document”, Broadcasting Licence or any other agreement or instrument is a reference to that Finance Document, Broadcasting Licence or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)
“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii)
a “regulation” includes any regulation, rule or official directive (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived.

(e)
An Event of Default (other than a Core Event of Default) is “continuing” if it has not been waived or, if it is capable of remedy, has not been remedied and a Core Event of Default is “continuing” if it has not been waived.

1.3	Czech terms

In this Agreement, a reference used in connection with the Borrower or any Finance Document or other document, to which the Borrower is a party, to:

(a)	a novation includes privativní novace and kumulativní novace;

(b)	Security includes zástavní právo, zadržovací právo, zajišťovací převod práva, and zajišťovací postoupení pohledávky;

(c)	a bankruptcy or insolvency includes insolvenční řízení, konkurs, reorganizace, and nucená správa;

(d)	being bankrupt or insolvent includes being v úpadku, v hrozícím úpadku, předlužený, platebně neschopný, v konkurzu, v reorganizaci, and v nucené správě;

(e)	an expropriation, attachment, sequestration, distress, execution or analogous process includes vyvlastnění, exekuce and výkon rozhodnutí;

(f)
winding-up, dissolution, administration or reorganisation includes likvidace, zrušení s likvidací, zrušení bez likvidace bez právního nástupce, insolvenční řízení, konkurs, reorganizace and nucená správa;

(g)	a receiver, administrator, administrative receiver, compulsory manager or similar officer includes likvidátor, insolvenční správce (including předběžný správce), nucený správce, and exekutor;

(h)	a moratorium includes reorganizace and moratorium; and

(i)	constitutional documents includes společenská smlouva, zakladatelská listina, zakladatelská smlouva, zřizovací listina, statut, and stanovy.

1.4	Slovak Terms

In this Agreement, a reference used in connection with a Slovak Obligor or any Finance Document or other document, to which any Slovak Obligor is a party, to:

(a)	a novation includes privatívna novácia and kumulatívna novácia;

(b)	Security includes záložné právo, zádržné právo, zabezpečovací prevod práva, and zabezpečovacie postúpenie pohľadávky;

(c)	a bankruptcy or insolvency includes konkurzné konanie, konkurz, reštrukturalizačné konanie, reštrukturalizácia, and nútená správa;

(d)	being bankrupt or insolvent includes being v úpadku, predlžený, platobne neschopný, v konkurze, v reštrukturalizácii, and v nútenej správe;

(e)	an expropriation, attachment, sequestration, distress, execution or analogous process includes vyvlastnenie, exekúcia and výkon rozhodnutia;

(f)
winding-up, dissolution, administration or reorganisation includes likvidácia, zrušenie s likvidáciou, zrušenie bez likvidácie bez právneho nástupcu, konkurzné konanie, konkurz, reštrukturalizačné konanie, reštrukturalizácia, and nútená správa;

(g)
a receiver, administrator, administrative receiver, compulsory manager or similar officer includes likvidátor, konkurzný správca (including predbežný správca), reštrukturalizačný správca, nútený správca, and súdny exekútor;

(h)	a moratorium includes reštrukturalizačné konanie and reštrukturalizácia; and

(i)	constitutional documents includes spoločenská zmluva, zakladateľská listina, zakladateľská zmluva, zriaďovacia listina, štatút, and stanovy.

1.5	Dutch terms

In this Agreement, a reference used in connection with a Dutch Obligor or any Finance Document or other document, to which any Dutch Obligor is a party, to:

(a)	a necessary action to authorise, where applicable, includes without limitation:

(i)	any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(ii)	obtaining unconditional positive advice (advies) from each competent works council;

(b)	a winding-up, administration or dissolution includes a Dutch entity being:

(i)	declared bankrupt (failliet verklaard); or

(ii)	dissolved (ontbonden);

(c)	a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

(d)	a trustee in bankruptcy includes a curator;

(e)	an administrator includes a bewindvoerder;

(f)	a receiver or an administrative receiver does not include a curator or bewindvoerder;

(g)	an attachment includes a beslag; and

(h)
a Security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), retention right (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht).

1.6	Curacao terms

In this Agreement, a reference used in connection with a Curacao entity or any Finance Document or other document, to which a Curacao entity is party, to:

(a)	a winding-up, administration or dissolution includes a Curacao entity being:

(i)	declared bankrupt (failliet verklaard); or

(ii)	dissolved (ontbonden);

(b)	a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

(c)	a trustee in bankruptcy includes a curator;

(d)	an administrator includes a bewindvoerder;

(e)	a receiver or an administrative receiver does not include a curator or bewindvoerder;

(f)	an attachment includes a beslag; and

(g)
a Security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), retention right (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (goederenrechtelijk recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht).

1.7	Third Party Rights

(a)
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITIES

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a CZK revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

(a)
Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Letter irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply amounts borrowed by it under the Facility towards financing the Group’s working capital requirements and for general corporate purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent.  The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied including, without limitation, upon satisfaction of the condition precedent listed in paragraph 5(i) of Part I of Schedule 2 (Conditions Precedent).

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation seven or more Loans would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time provided that no Utilisation Request may be delivered within the period of five Business Days following a previous Utilisation Request.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be CZK.

(b)	The amount of the proposed Loan must be a minimum of CZK62,500,000 or a higher integral multiple of CZK25,000,000 or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

The Borrower shall repay each Loan on the last day of its Interest Period.

6.2	Netting of payments

If on any Utilisation Date the Lenders are required to make a Loan which is a Rollover Loan, unless otherwise requested by the Borrower, the Lenders (or the Agent on their behalf) will set-off their obligations to advance such Loan against the Borrower’s obligation to repay the Loan so intended to be repaid and, to the extent of such set-off the Borrower’s obligation to repay shall be satisfied.

6.3	Reduction of Facility

On the Reduction Date:

(a)	the Borrower shall repay Loans in an amount equal to the Reduction Instalment; and

(b)
the Total Commitments shall be reduced to CZK750,000,000, provided that if a repayment is required under paragraph (a) above, the reduction under this paragraph shall occur immediately after such repayment.

7.	MANDATORY PREPAYMENT

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Prepayment and Cancellation Events

(a)	For the purpose of this Clause 7.2:

“Senior Debt Priority Event” means that at any time the Total Commitments (drawn and undrawn) constitute less than 15 per cent of the aggregate principal amount of the Total Commitments (drawn and undrawn) and the principal amount outstanding under the Notes.

(b)
Upon the occurrence of a Borrower Change of Control or a Parent Change of Control, if a Lender so requires and notifies the Agent, the Agent shall, by not less than 20 Business Days notice to the Borrower, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(c)	Upon the occurrence of:

(i)	a Senior Debt Priority Event; or

(ii)	the sale, lease, transfer, conveyance or other disposal of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Facility will be cancelled and all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

7.3	Pro rata repayment and cancellation on repayment or prepayment of the Notes

If any principal amount of the Notes is repaid or prepaid (a “Principal Notes Payment”), then on the date of such repayment or prepayment:

(a)
the Borrower shall prepay (such payment a “Pro Rata RCF Payment”) outstanding Loans in the same proportion to the Total Commitments (drawn or undrawn) as the Principal Notes Payment bears to the principal amount outstanding under the Notes; and

(b)	the Total Commitments shall be reduced by the amount of such Pro Rata RCF Payment.

8.	VOLUNTARY PREPAYMENT AND CANCELLATION

8.1	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of CZK100,000,000) of the Available Facility.  Any cancellation under this Clause 8.1 shall reduce the Commitments of the Lenders rateably.

8.2	Voluntary Prepayment of Loans

The Borrower may, if it gives the Agent not less than five  Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of CZK100,000,000).

8.3	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)
any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of the Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the relevant Loan.

(d)
The Borrower may, in the circumstances set out in paragraph (a) above, on fifteen  Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, any Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

8.4	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)
If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.  Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders rateably.

SECTION 5

COSTS OF UTILISATIONS

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	PRIBOR; and

(c)	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)
Subject to this Clause 10, the Borrower may select an Interest Period of three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders for any period of more than six Months). In addition the Borrower may select an Interest Period of a period of less than three Months if necessary to ensure that there are sufficient Loans (with an aggregate amount equal to or greater than the Reduction Instalment) which have an Interest Period ending on a Reduction Date for the scheduled reduction to occur.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date of that Loan.

(e)	A Loan has one Interest Period only.

10.2	Changes to Interest Periods

(a)
Prior to determining the interest rate for a Loan, the Agent may shorten the Interest Period for any Loan to ensure that, when aggregated with the Available Facility, there are sufficient Loans (with an aggregate amount equal to or greater than the Reduction Instalment) which have an Interest Period ending on a Reduction Date for the scheduled reduction to occur.

(b)	f the Agent makes any of the changes to an Interest Period referred to in this Clause 10.2, it shall promptly notify the Borrower and the Lenders.

10.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if PRIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable PRIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine PRIBOR for the relevant Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of PRIBOR.

11.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.4	Break Costs

(a)
The Borrower shall, within five  Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)
The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate of 40 per cent. per annum of the Margin applicable to that Lender’s Available Commitment for the Availability Period.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Utilisation fee

(a)
The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate of 0.30 per cent. per annum of any outstanding Loans for such period prior to the Reduction Date that the Utilisations under the Facility exceed 50 per cent. of the Total Commitments; and

(b)	The accrued utilisation fee is payable on the last day of each successive period of three Months which ends prior to the Reduction Date and on the Reduction Date.

12.3	Arrangement and participation fees

(a)	The Borrower shall pay to the Arrangers arrangement fees in the amount and at the times agreed in one or more Fee Letters.

(b)
The Borrower shall pay to Citibank Europe plc (acting through its Prague branch Citibank Europe plc, organizační složka), in its capacity as an Original Lender, a participation fee in the amount and at the times agreed in a Fee Letter.

12.4	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.5	Security Agent fee

The Borrower shall pay to the Security Agent (for its own account) the Security Agent fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	resident solely in the Czech Republic;

(B)	lending through a Facility Office in the Czech Republic being a permanent establishment for tax purposes; or

(C)	a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty and qualifies for the benefit of that Treaty; and

(ii)	does not carry on a business in the Czech Republic through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the Czech Republic which makes provision for full exemption from tax imposed by the Czech Republic on interest.

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the Czech Republic, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.3	Tax indemnity

(a)
The Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)
would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the original date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 13.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower).  For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.

13.6	Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.7	VAT

(a)
All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this Clause 13.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or equivalent in any relevant jurisdiction).

14.	INCREASED COSTS

14.1	Increased costs

(a)
Subject to Clause 14.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation in either case made after the original date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)
a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the negligent failure to comply or wilful breach by the relevant Finance Party or its Affiliates, of any law or regulation.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)
obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party and its Affiliates (each an “Indemnified Party”) against any cost, loss or liability incurred by that Indemnified Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.4	Indemnity to the Security Agent

(a)	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security,

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; or

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)
The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall, within five Business days of receipt of an invoice or other written evidence, pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the original date of this Agreement, subject, in the case of paragraph (a), to any limits agreed between the Agent and the Borrower from time to time.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.9 (Change of currency), the Borrower shall, within five Business Days of receipt of an invoice or other written evidence, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Security Agent’s ongoing costs

(a)
In the event of (i) a Default or (ii) the Security Agent (acting upon the instructions of the Majority Lenders) considering it necessary or expedient or (iii) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them.

(b)
If the Security Agent and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

17.4	Enforcement and preservation costs

The Borrower shall, within five Business Days of demand, pay to the Arrangers and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, for any reason whatsoever, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.7	Deferral of Guarantors’ rights

(a)
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and Indemnity);

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

(b)
Subject to paragraph (c) below, if a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

(c)
Each Guarantor which is a Slovak Obligor shall, as a commissioned agent (in Slovak: komisionár) under Section 577 et seq. of the Slovak Commercial Code, hold in its own name but for the account of the Finance Parties any benefit, payment or distribution received by it contrary to this Clause 18 and must immediately pay or transfer to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

18.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.10	Guarantee Limitations

(a)
In respect of a Dutch Obligor, the guarantee under this Clause 18 does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of section 2:207c of the Dutch Civil Code.

(b)
This guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance provided by a Slovak Obligor (having a legal form of joint-stock company (akciová spoločnost)) within the meaning of Section 161e of the Slovak Commercial Code.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each Obligor (for itself only and, in the case of the Borrower, for itself and each member of the Group) makes the representations and warranties set out in this Clause 19 to each Finance Party on the original date of this Agreement.

19.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its material assets and carry on its business in all material respects as it is being conducted.

19.2	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

19.3	Non-conflict with other obligations

The entry into and performance by it of the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any material law or regulation applicable to it;

(b)	its or any member of the Group’s constitutional documents; or

(c)
any material agreement or instrument binding upon it (including, without limitation, the Parent Note Documents) or any member of the Group or any of its or any member of the Group’s material assets or constitute a default or termination event (however described) under any such agreement or instrument, in each case to the extent that it would be expected to have a Material Adverse Effect.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)
to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions (subject to any necessary translation of such Finance Document and notarisation of any such translation), have been obtained or effected and are in full force and effect.

(b)
All Authorisations (including, without limitation, the Broadcasting Licences) necessary for the material conduct of the business of any Obligor have been obtained or effected and are in full force and effect except where failure to obtain or effect such Authorisations would not reasonably be expected to have a Material Adverse Effect.

19.6	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of governing law of each of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

19.7	Deduction of Tax

Subject to the Legal Reservations, the Borrower is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is:

(a)	a Qualifying Lender falling within paragraph (b) of the definition of Qualifying Lender; or

(b)	a Treaty Lender.

19.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 23.7 (Insolvency proceedings); or

(b)
creditors’ process described in Clause 23.8 (Creditors’ process), has been taken or, to its knowledge, threatened in relation to it or any member of the Group and none of the circumstances described in Clause 23.6 (Insolvency) applies to it or any member of the Group.

19.9	No filing or stamp taxes

Under the law of Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial, or similar tax or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for any filing, registration, recording, enrolling tax or fee or any tax or fee payable in relation to any Transaction Security Document which is referred to in any Legal Opinion and which will be made or paid promptly on or after the date of the relevant Finance Document.

19.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any member of the Group or to which its or any member of the Groups’ assets are subject which might reasonably be expected to have a Material Adverse Effect.

19.11	No misleading information

(a)	Any written factual information provided by any member of the Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)
The financial projections contained in the Borrower’s Business Plan and the CME Group Business Plan have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)
To the best of its knowledge and belief, nothing has occurred or been omitted from the Borrower’s Business Plan or the CME Group Business Plan and no information has been given or withheld that results in the information contained in the Borrower’s Business Plan or the CME Group Business Plan being untrue or misleading in any material respect.

19.12	Original Financial Statements

(a)	In relation to Obligors other than the Dutch Obligors, its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)
In relation to Obligors other than the Dutch Obligors, its unaudited Original Financial Statements fairly represent its financial condition and results of operations (consolidated in the case of the Borrower and the Parent) for the relevant period.

(c)
In relation to Obligors other than the Dutch Obligors, its audited Original Financial Statements (other than the Parent) give a true and fair view of its financial condition and results of operations, and in the case of the Parent, fairly present its financial condition and results of operations (consolidated in the case of the Borrower and the Parent) during the relevant Financial Year.

(d)	There has been no material adverse change in its assets, operations, business or financial condition since the date of the Original Financial Statements.

(e)	In relation to Obligors other than the Dutch Obligors, its most recent financial statements delivered pursuant to Clause 20.1 (Financial Statements):

(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements;

(ii)
in the case of the Parent, fairly present (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate; and

(iii)
in the case of the Borrower, give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(f)
The forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared on the basis of assumptions considered reasonable as at the date they were prepared and supplied.

(g)	In relation to the Dutch Obligors, its Original Dutch Filings have been prepared in accordance with Dutch statutory requirements.

19.13	Ranking

Subject to the Legal Reservations, the Erste Transaction Security and any creditors mandatorily preferred by applicable law, the Transaction Security will have the ranking and priority which it is expressed to have in the Transaction Security Documents.

19.14	Taxation

(a)
Neither it, nor any other member of the Group is materially overdue in the filing of any Tax returns or in the payment of any amount in respect of Tax of CZK5,000,000 (or its equivalent in any other currency) or more.

(b)
To the best of its knowledge and belief, no claims or investigations are being made or conducted against it or any other member of the Group with respect to Taxes except (i) those for which adequate reserves have been made and which are being contested in good faith by appropriate proceedings which are being diligently conducted, or (ii) such that a liability of, or claims against it of CZK 10,000,000 (or its equivalent in any other currency) or less has been made.

19.15	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	Neither it, nor any member of the Group has any Financial Indebtedness outstanding other than Financial Indebtedness permitted under Clause 22.14(b) (Financial Indebtedness).

19.16	Intellectual Property

Each member of the Group:

(a)
is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business;

(b)	does not infringe any Intellectual Property of any third party in any respect; and

(c)
has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property and any Broadcasting Licences owned or held by it, except where the occurrence of any event or circumstance giving rise to breach of any such representation would neither have nor be reasonably likely to have a material Adverse Effect.

19.17	Financial Year End

The end of the Financial Year for each Obligor and for each member of the Group is 31 December.

19.18	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), (other than the Parent) the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each Obligor is situated in its jurisdiction of incorporation and no Obligor (other than the Parent) has an “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

19.19	No adverse consequences

(a)	Subject to the Legal Reservations, it is not necessary under the laws of its Relevant Jurisdictions:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)
by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its Relevant Jurisdictions.

(b)
Subject to the Legal Reservations, no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

19.20	Immunity

(a)	Neither it, nor any other member of the Group has the benefit of any immunity in respect of itself or its assets or revenues in any jurisdiction, including any immunity in respect of:

(i)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; or

(ii)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

(b)
Each Obligor and each other member of the Group is subject to private and commercial law, and has entered into the Finance Documents to which it is party (or will enter into the Finance Documents to which it intends to be party) as private and commercial acts.

19.21	Group Structure Chart and sources and uses statement

(a)	The Group Structure Chart is true, complete and accurate in all material respects and shows the following information:

(i)
each Obligor, each other member of the Group, in each case including current name and company registration number, its jurisdiction of incorporation and/or establishment, and in relation to members of the Group only, a list of shareholders and indication of whether the relevant member of the Group is a company with limited liability; and

(ii)	all minority interests in any member of the Group and any person in which any member of the Group holds shares or equivalent ownership interests in excess of 5 per cent.

(b)
All Inter-Group Loans and all Intra-Group Loans as at the original date of this Agreement are set out in the Group Structure Chart and have been or will be made in material compliance with all relevant laws and regulations, agreements binding on the Group and/or the CME Group and the requirements of the relevant regulatory authorities.

(c)
The sources and uses statement delivered pursuant to Clause 4.1 (Initial Conditions Precedent) is true, correct and accurate and includes all the funds flow steps in relation to the Refinancing Transactions occurring on or prior to the Initial Utilisation Date.

19.22	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any member of the Group except as disclosed to the Agent in writing prior to the original date of this Agreement.

19.23	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request, on each Utilisation Date and the first day of each Interest Period;

(b)	in the case of an Additional Guarantor, the day on which the company becomes an Additional Guarantor; and

(c)
each representation or warranty deemed to be made after the original date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the original date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 20:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 20.1 (Financial statements).

20.1	Financial statements

The Borrower shall supply to the Agent:

(a)	as soon as the same become available, but in any event within 120 days after:

(i)	the end of the Financial Year ending on 31 December 2010; and

(ii)	the end of each subsequent Financial Year, the audited consolidated financial statements of the Borrower and the Parent for that Financial Year; and

(b)	as soon as they are available, but in any event within 75 days after:

(i)	the end of the Accounting Quarter ending on 30 September 2010 (if and to the extent available); and

(ii)	the end of each subsequent Accounting Quarter,

the unaudited consolidated financial statements of the Borrower and the Parent for that Accounting Quarter and the Relevant Period ending on or about the last day of that Accounting Quarter (excluding the financial statements for any Accounting Quarter or Relevant Period ending on 31 December).

20.2	Compliance Certificate

(a)
The Borrower shall supply to the Agent, with each set of financial statements of the Borrower delivered pursuant to paragraph (a) or (b) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two Officers of the Borrower.

20.3	Requirements as to financial statements

(a)
The Parent and the Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement.  In addition the Parent and the Borrower shall procure that each set of Annual Financial Statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to Clause 20.1 (Financial statements):

(i)
shall be certified by an Officer as fairly presenting (in the case of Annual Financial Statements of the Parent for any Financial Year) or as giving true and fair view (in the case of Annual Financial Statements of the Borrower for any Financial Year) or fairly representing (in other cases), in all material respects its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(ii)	shall be prepared using GAAP, and using further accounting practices and financial reference periods consistent with those applied:

(A)	in the case of the Borrower, in the preparation of the Original Financial Statements and the Borrower’s Business Plan; and

(B)	in the case of the Parent, in the preparation of its Original Financial Statements,

unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in GAAP or the accounting practices and it and, if requested by the Agent and subject to sub-paragraph (iii) below, its Auditors (or, if appropriate, the Auditors of the Parent) deliver to the Agent:

(C)
a description of any change necessary for those financial statements to reflect GAAP or accounting practices upon which the Borrower’s Business Plan or, as the case may be, relevant Original Financial Statements were prepared; and

(D)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Borrower’s Business Plan (in the case of the Borrower only) and/or Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Borrower’s Business Plan or, as the case may be, the Original Financial Statements were prepared.

(iii)
Any requirement for the Auditors (or, if appropriate, the Auditors of the Parent) to deliver the information required to be delivered under sub-paragraphs (ii)(C) and (D) above will be subject to the Agent agreeing any necessary hold harmless or other similar letters with them.

(c)
If an Event of Default is continuing, the Agent may notify the Borrower or the Parent that it wishes to discuss the financial position of any Obligor with the Auditors and stating the questions or issues that the Agent wishes to discuss. In this event, the Borrower and the Parent must ensure that the Auditors are authorised (at the expense of the Borrower):

(i)	to discuss the financial position of the relevant Obligor with the Agent on request from the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.

20.4	Budget

(a)
The Borrower shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same becomes available but in any event with 45 days after the start of each of its Financial Years, an annual Budget for that financial year.

(b)	The Borrower shall ensure that each Budget under paragraph (b) of the definition thereof:

(i)
is in a form reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, projected financial covenant calculations and a twelve month cashflow forecast for the CME Group (which for this purpose, shall include the Group); and

(ii)	is prepared in accordance with GAAP and the accounting practices and financial reference periods applied to financial statements under Clause 20.1 (Financial statements).

(c)
If the Borrower updates or changes the Budget or the Budget has previously not been approved by the board of directors of the Parent, it shall within not more than 10 business days of the update or change being made or approval by the board of directors of the Parent being granted deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed or approved Budget together with a written explanation of the main changes in that Budget.

20.5	Presentations

If the Agent reasonably suspects a Default is continuing or may have occurred or may occur, upon request by the Agent giving reasonable notice, an officer of the Parent must give a presentation to the Finance Parties about the on-going business and financial performance of the CME Group (which for this purpose, shall include the Group) and a statutory executive of the Borrower must give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

20.6	Year-end

The Borrower shall procure that:

(a)	each Financial Year-end of each member of the Group falls on 31 December; and

(b)	each Accounting Quarter ends on a Quarter Date.

20.7	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	copies of all documents dispatched by the Borrower to its shareholders generally (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group or the CME Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which involve a potential or alleged liability exceeding in aggregate at any one time USD 25,000,000 in respect of the Parent and its Subsidiaries or USD 5,000,000 in respect of the Group;

(c)	promptly upon becoming aware of a Senior Debt Priority Event, details of such event;

(d)	(if and to the extent prepared) the annual financial statements of Borrower and Markiza, promptly after such preparation;

(e)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(f)
promptly, on request, such further information regarding the financial condition, assets or operations of any member of the Group or any other Obligor as any Finance Party (through the Agent) may reasonably request.

20.8	Information: distributions by the Group to the CME Group

The Borrower shall supply to the Agent:

(a)
on or by each Quarter Date, notice in writing (signed by two Officers) of any distribution of any kind (including, without limitation, a loan, repayment of a loan, payment of interest, a dividend, charge, fee or other amount) intended to be made directly or indirectly by a member of the Group to a member of the CME Group (an “Inter-Group Payment”) in the Accounting Quarter commencing on such Quarter Date (a “Relevant Accounting Quarter”), such notice to include:

(i)	the proposed date of such Inter-Group Payment;

(ii)	the nature of such Inter-Group Payment;

(iii)	the entity making and the entity receiving such Inter-Group Payment; and

(iv)	the amount of such Inter-Group Payment.

(b)	by no later than three Business Days prior to the making of an Inter-Group Payment, notice in writing (signed by an Officer of the Borrower) confirming:

(i)	the date on which such Inter-Group Payment will be made and the amount;

(ii)	the entity making and the entity receiving such Inter-Group Payment; and

(iii)	a reasonable estimate of the amount of cash at hand that will be held by the entity making the payment and by the Group as a whole immediately following the making of such Inter-Group Payment; and

(c)
if, during a Relevant Accounting Quarter, there is a change to the information provided to the Agent under paragraph (a) above, promptly notice in writing (signed by an Officer of the Borrower) confirming such change.

20.9	Notification of default

(a)
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two Officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.10	Use of websites

(a)	The Agent shall, promptly after the original date of this Agreement, at the cost of the Borrower:

(i)	appoint a website provider and designate an electronic website (the “Designated Website”) where the Agent will post information required to delivered by the Borrower under this Agreement; and

(ii)	supply each Lender with the address of and any relevant password specifications for the Designated Website.

(b)
The Borrower will satisfy its obligation under this Agreement to deliver any information (other than any documents or information required to be delivered pursuant to Clauses 4.1 (Initial Conditions Precedent) and 26.2(a)(ii) (Additional Guarantors)) by delivering such information to the Agent in electronic form for posting on to Designated Website provided the information is in a format previously agreed between the Borrower and the Agent; and

(c)	The Agent shall, promptly upon becoming aware of its occurrence, notify the Borrower if:

(i)	the Designated Website cannot be accessed due to technical failure; or

(ii)	the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(d)
Prior to the Agent supplying each Lender with the address of and any relevant password specifications for the Designated Website or if the Agent notifies the Borrower under paragraphs (c)(i) or (c)(ii) above, all information to be provided by the Borrower under this Agreement shall be supplied in paper form (in sufficient copies for all Lenders) unless and until the Agent has supplied the necessary details to each Lender or the Agent and each Lender is satisfied that the circumstances giving rise to the notification under paragraphs (c)(i) or (c)(ii) above are no longer continuing.

(e)	Without prejudice to (a) above any Lender may request, through the Agent, one paper copy of any information required to be provided:

(i)	under this Agreement which is posted onto the Designated Website, other than any information required to be provided under Clause 20 (Information Undertakings); and

(ii)	under Clause 20 (Information Undertakings) which is posted onto the Designated Website, if reasonably required by such Lender in paper copy.

The Borrower shall comply with any such request within ten Business Days.

20.11	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the original date of this Agreement;

(ii)	any change in the status of an Obligor after the original date of this Agreement; or

(iii)
a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Borrower shall, by not less than ten Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 26 (Changes to the Obligors).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

21.	FINANCIAL COVENANTS

21.1	Financial definitions

In this Agreement:

“Accounting Quarter” means each period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under GAAP);

(f)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument (but not, in any case, Trade Instruments) issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under GAAP;

(h)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than one hundred and eighty (180) days after the date of supply;

(i)
any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above;

deducting any amount raised by any member of the Group under any Intra-Group Loan or any Inter-Group Loan.

“Business Acquisition” means the acquisition of a company or any shares or securities therein or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with GAAP, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

“Cashflow” means, in respect of any Relevant Period, EBITDA for that Relevant Period after:

(a)	adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period;

(b)	deducting the amount of any cash payments during that Relevant Period in respect of any Exceptional Items to the extent taken into account in calculating EBITDA for any Relevant Period;

(c)
adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that Relevant Period by any member of the Group;

(d)
deducting the amount of any Capital Expenditure actually made during that Relevant Period by any member of the Group and the aggregate of any cash consideration paid for, or the cash cost of, any Business Acquisitions and the amount of any Joint Venture Investments in cash; and

(e)	deducting the amount of any cash costs of Pension Items during that Relevant Period to the extent not taken into account in establishing EBITDA.

“Cashflow Cover” means the ratio of Cashflow to Debt Service and Inter-Group Flows in respect of any Relevant Period.

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors maturing within twelve months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to Tax;

(b)	exceptional items and other non-operating items;

(c)	insurance claims;

(d)	any interest owing to any member of the Group; and

(e)	any amounts owed to any member of the Group under any Intra-Group Loan or any Inter-Group Loan.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group falling due within twelve months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Borrowings and Finance Charges, and any amounts in respect of any Intra-Group Loan or any Inter-Group Loan;

(b)	liabilities for Tax;

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends declared but not paid by any member of the Group in favour of any person which is not a member of the Group.

“Debt Service and Inter-Group Flows” means, in respect of any Relevant Period, the aggregate of:

(a)	Finance Charges for that Relevant Period;

(b)
any cash dividends or distributions made by a member of the Group to a member of the CME Group or any payments (including any loans or advances made, repayment and/or prepayment of principal amounts and payment of interest) under any Inter-Group Loan by a member of the Group in respect of that Relevant Period but excluding any Note Payments;

(c)	the aggregate of all scheduled and mandatory repayments of Borrowings falling due during that Relevant Period but excluding:

(i)	any amounts falling due under any overdraft or the Facility which are available for simultaneous redrawing according to the terms of such overdraft or this Agreement;

(ii)	any such obligations owed to the Borrower or another member of the Group; and

(iii)	any prepayment of the Facility which is required to be made under the terms of this Agreement; and

(d)
the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by the Borrower, and so that no amount shall be included more than once.

“EBIT” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any Finance Charges whether paid, payable or capitalised by any member of the Group in respect of that Relevant Period;

(b)	not including any accrued interest owing to any member of the Group;

(c)	before taking into account any Exceptional Items;

(d)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(e)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(f)	before taking into account any Pension Items; and

(g)	excluding the charge to profit represented by the expensing of stock options;

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“EBITDA” means, in respect of any Relevant Period, EBIT for that Relevant Period after adding back any amount attributable to the amortisation, or depreciation or impairment of assets of members of the Group.  For the avoidance of doubt, any losses or gains arising as a result of any purchase by a member of the Group of any Financial Indebtedness owing by the Group shall not be included in the calculation of EBITDA.

“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations or impairment of non-current assets; and

(c)	disposals of assets associated with discontinued operations.

“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commissions, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period:

(a)	including any upfront fees or costs which are included as part of the effective interest rate adjustments;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(d)	excluding any interest cost or expected return on plan assets in relation to any post-employment benefit schemes; and

(e)	taking no account of any unrealised gains or losses on any derivative instruments other than any derivative instruments which are accounted for on a hedge accounting basis;

in each case so that no amount shall be added (or deducted) more than once.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Interest Cover” means the ratio of EBITDA to Finance Charges in respect of any Relevant Period.

“Note Payment” means any distribution in cash, Inter-Group Loan or repayment of an existing Inter-Group Loan using the net proceeds of the Notes (after repayment of all amounts due under the Erste Facility in full) and not exceeding EUR60,000,000 (or its equivalent) in aggregate, made by the Borrower directly or indirectly to the Parent.

“Pension Items” means any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of twelve months ending on or about the last day of the Financial Year and each period of twelve months ending on or about the last day of each Accounting Quarter.

“Senior Debt” means, at any date, the sum of:

(a)	the aggregate of the Loans outstanding on that date;

(b)	the aggregate outstanding principal amount of the Notes on that date;

(c)	the aggregate Financial Indebtedness outstanding at that date under the Factoring Facility Agreement; and

(d)
the aggregate amount of any other Permitted Financial Indebtedness or Financial Indebtedness permitted under paragraphs (b)(i) and (b)(ii) of Clause 22.14 (Financial Indebtedness) outstanding at that date but excluding Inter-Group Loans and any marking to market of Treasury Transactions.

“Senior Leverage” means, in respect of any Relevant Period, the ratio of Senior Debt on the last day of that Relevant Period to EBITDA in respect of that Relevant Period.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

21.2	Financial conditions

The Borrower shall ensure that:

(a)	Cashflow Cover: Cashflow Cover in respect of any Relevant Period shall not be less than 1.15:1.

(b)	Interest Cover: Interest Cover:

(i)	in respect of the Relevant Periods ending on or prior to 31 December 2011 shall not be less than 4.5:1;

(ii)	in respect of the Relevant Periods ending on or about 31 March, 30 June, 30 September and 31 December 2012 shall not be less than 4.75:1;

(iii)	in respect of the Relevant Period ending on or about 31 March 2013 and each subsequent Relevant Period shall not be less than 5.00:1

(c)	Senior Leverage: Senior Leverage:

(i)	in respect of the Relevant Periods ending on or prior to 30 June 2011 shall not exceed 2.75:1;

(ii)	in respect of the Relevant Periods ending on or about 30 September and 31 December 2011 shall not exceed 2.5:1; and

(iii)	in respect of the Relevant Period ending on or about 31 March 2012 and each subsequent Relevant Period shall not exceed 2.25:1.

21.3	Covenant testing

(a)
The financial covenants set out in Clause 21.2 (Financial conditions) shall be calculated in accordance with GAAP and tested on a consolidated basis by reference to each of the consolidated financial statements of the Borrower (including, for the avoidance of doubt, Markiza) delivered pursuant to paragraphs (a) and (b) of Clause 20.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

(b)
For the purpose of calculating the financial covenants set out in Clause 21.2 (Financial conditions) for each of the Relevant Periods ending on a date which is less than 12 months after the original date of this Agreement:

(i)	Finance Charges shall be annualised by reference to the Finance Charges as disclosed in the Compliance Certificates for the Accounting Quarters ending after the original date of this Agreement; and

(ii)	there shall be excluded repayment of the Erste Facility.

(c)
For the purpose of calculating the financial covenants set out in Clause 21.2 (Financial conditions), there shall be excluded in determining Debt Service and Inter-Group Flows, for the Relevant Periods ending on or about 31 December 2010, 31 March 2011 and 30 June 2011, repayment by the Borrower on:

(i)	22 January 2010 of CZK 1,450,000,000 of its indebtedness under:

(A)	the CZK 1,200,000,000 facility agreement No. 2644/05/LCD dated 27 October 2005 (as amended from time to time), entered into with Česká spořitelna, a.s.; and

(B)	the CZK 250,000,000 facility agreement No. 2645/05/LCD dated 27 October 2005 (as amended from time to time), entered into with Česká spořitelna, a.s.;

(ii)	25 January 2010 of CZK 1,050,000,000 of outstanding principal under the CET Loan Agreement;

(iii)	23 February 2010 of CZK 300,000,000 of outstanding principal under the CET Loan Agreement; and

(iv)	11 June 2010 of CZK 250,000,000 of outstanding principal under the CET Loan Agreement.

(d)	For the purpose of calculating the financial covenants set out in Clause 21.2 (Financial conditions):

(i)
there shall be included in determining EBITDA for any Relevant Period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, mutatis mutandis) for the Relevant Period of any company, business or undertaking that is acquired by an Obligor and is not subsequently sold, transferred or otherwise disposed of during such Relevant Period; and

(ii)
there shall be excluded in determining EBITDA for any Relevant Period the earnings before interest, tax depreciation and amortisation (calculated on the same basis as EBITDA, mutatis mutandis) of any company, business or undertaking that is sold, transferred or otherwise disposed by an Obligor during such period.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the original date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of, any Authorisation (including, without limitation, the Broadcasting Licences) required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)
ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document (subject to any necessary translation of such Finance Documents and notarization of any such translation); and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.2	Compliance with laws

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all respects with all laws to which it is subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

22.3	Taxation

(a)
The Borrower shall (and shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 20.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes.

Restrictions on business focus

22.4	Merger

No member of the Group shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

22.5	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Group, taken as a whole from that carried on at the original date of this Agreement other than any reasonable extension of such business or any business reasonably related, ancillary or complementary thereto.

22.6	Acquisitions

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will):

(i)	acquire a company or other entity or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)
Paragraph (a) above does not apply to an acquisition of a company, or other entity, or of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company:

(i)	where:

(A)	no Event of Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(B)
in the case of acquisition or incorporation of a company or partnership, it is incorporated with limited liability or is a limited liability partnership and it is (or in the case of a newly incorporated entity, will be) engaged in a business substantially the same as that carried on by the Group;

(C)
the Total Purchase Price for such acquisition, when aggregated with the Total Purchase Price for any other acquisitions under this paragraph (b)(i) does not in any Financial Year of the Borrower exceed CZK125,000,000 or its equivalent subject to Clause 22.21 (Baskets); and

(D)
in relation to an acquisition outside the European Union (a “Non EU Acquisition”), the Total Purchase Price for such Non EU Acquisition when aggregated with the Total Purchase Price for all other Non EU Acquisitions and all Joint Venture Investments outside the European Union does not exceed CZK375,000,000 or its equivalent over the life of the Facility.

(ii)	which is a Permitted Acquisition or a Permitted Transaction.

22.7	Joint ventures

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)
transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)
Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if:

(i)	no Event of Default is continuing and:

(A)	the Joint Venture is engaged in a business substantially the same as that carried on by the Group or any reasonable extension of such business;

(B)	the aggregate Joint Venture Investment in any Financial Year of the Borrower in all Joint Ventures does not exceed CZK125,000,000 or its equivalent subject to Clause 22.21 (Baskets); and

(C)
in relation to a Joint Venture outside the European Union, the aggregate of all Joint Venture Investments outside the European Union and the Total Purchase Price for all Non EU Acquisitions does not exceed CZK CZK375,000,000 or its equivalent over the life of the Facility;

(ii)
such transaction is permitted under paragraph (b) (i) of Clause 22.6 (Acquisitions) or is a Permitted Acquisition or a Permitted Disposal or is otherwise permitted by Clause 22.10 (Disposals), or is a Permitted Loan or is otherwise permitted by Clause 22.12 (Loans or Credit) or is a transaction described in paragraph (e) of Permitted Transactions.

22.8	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.9	Negative pledge

In this Clause 22.9, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:

(a)	The Borrower shall not (and shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not (and shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)
enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

22.10	Disposals

(a)
Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)
of assets made while no Event of Default is continuing, where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration received or receivable for any other sale, lease, licence, transfer or other disposal made under this paragraph (b)(i)) does not in any Financial Year of the Borrower, exceed CZK 75,000,000 or its equivalent, subject (in relation to any asset which is the subject of the Transaction Security) to the provisions of the Transaction Security Documents;

(ii)
of assets to a member of the Group or a member of the CME Group made while no Event of Default is continuing, where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration received or receivable for any other sale, lease, licence, transfer or other disposal made under this paragraph (b)(ii)) does not in any Financial Year of the Borrower, exceed CZK 200,000,000 or its equivalent, subject (in relation to any asset which is the subject of the Transaction Security) to the provisions of the Transaction Security Documents; or

(iii)	which is a Permitted Disposal or a Permitted Transaction;

22.11	Arm’s length basis

(a)
Except as permitted by paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will) enter into any transaction with any person other than a member of the Group except on arm’s length terms.

(b)	The following transactions shall not be a breach of this Clause 22.11:

(i)	any cash dividends, redemption of capital or distributions made by a member of the Group to a member of the Group or CME Group;

(ii)	Inter-Group Loans or Intra-Group Loans permitted under Clause 22.12 (Loans or credit);

(iii)
fees, costs and expenses payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent;

(iv)	any Permitted Transaction; and

(v)
payments in respect of management services, administration or other similar fees and charges invoiced to or by any member of the Group by or to any Affiliate of any member of the Group where the aggregate of such payments made by the members of the Group does not exceed CZK 100,000,000 (or its equivalent in any currency) in any financial year, provided that promptly upon request by the Agent, the Borrower shall provide to the Agent a reasonably detailed summary (including, without limitation, any information regarding such payments requested by, or actually provided by the members of the Group to their respective Auditors) of all such payments made under this paragraph (iv) during the period set out in the request of the Agent (such period not to include any period for which the relevant information has already been provided in form and substance satisfactory to the Agent by the Borrower in accordance with this paragraph (iv).

22.12	Loans or credit

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)
a loan made by a member of the Group while no Event of Default is continuing, which when aggregated with the principal amount of any other loans made under this paragraph does not in any Financial Year of the Borrower, exceed CZK125,000,000 or its equivalent subject to Clause 22.21 (Baskets); or

(ii)	a Permitted Loan or a Permitted Transaction.

22.13	No Guarantees or indemnities

(a)
Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee or guarantees in respect of any obligation of any person where the maximum aggregate contingent liability of the Group under all such guarantees exceeds CZK125,000,000 at any time.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

22.14	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	incurred while no Event of Default is continuing, the outstanding amount of which does not exceed CZK125,000,000 (or its equivalent) in aggregate for the Group in any Financial Year of the Borrower;

(ii)
incurred while no Event of Default is continuing under finance or capital leases provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed CZK62,500,000 (or its equivalent in other currencies) at any time; or

(iii)	Permitted Financial Indebtedness or a Permitted Transaction.

Miscellaneous

22.15	Access

If an Event of Default is continuing, each Obligor shall (and the Borrower shall ensure that each member of the Group will) permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or the Borrower to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with management of the CME Group and the Group.

22.16	Intellectual Property

(a)	The Borrower shall (and shall ensure that each other member of the Group will):

(i)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of members of the Group;

(ii)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(iii)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(iv)
not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any relevant member of the Group to use such property; and

(v)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (i), (ii) and (iii) above, or, in the case of paragraphs (iv) and (v) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

(b)
Failure to comply with any part of paragraph (a) above, shall not be a breach of this Clause 22.16 to the extent that any dealing with Intellectual Property which would otherwise be a breach of paragraph (a) above is contemplated by the definition of Permitted Transaction.

22.17	Amendments

(a)
No Obligor shall (and the Borrower shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate the constitutional documents of an Obligor or a member of the Group, any Inter-Group Loan Agreement, the Notes Documents or any other document delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

(b)	Paragraph (a) does not apply to any amendment, variation, novation, supplement, superseding, waiver or termination which:

(i)	does not, or could not reasonably be expected to materially and adversely affect the interests of the Lenders; or

(ii)	is not prohibited by the Intercreditor Agreement.

22.18	Obligors

(a)
The Borrower shall ensure that at all times after the original date of this Agreement, the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 21.1 (Financial definitions)) of the Obligors and the aggregate gross assets, the aggregate net assets and aggregate turnover of the Obligors (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) represents not less than 85 per cent of EBITDA (as defined in Clause 21.1 (Financial definitions)) of the Group or consolidated gross assets, consolidated net assets and consolidated turnover of the Group respectively.

(b)
The Borrower need only perform its obligations under paragraph (a) above if it is not unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would not result in personal liability for that person’s Officers or other management.  Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability.  This includes agreeing to a limit on the amount guaranteed.  The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

22.19	Further assurance

(a)
Each Obligor providing Transaction Security shall (and the Borrower shall procure that each member of the Group will) promptly do all such acts (including payment of all documentary, registration, filing or other relevant costs or taxes) execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security purported to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are purported to be, the subject of the Transaction Security.

(b)
Each Obligor providing Transaction Security shall (and the Borrower shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

22.20	Bank Accounts

(a)	The Borrower shall ensure that all banking accounts of the Borrower are:

(i)	opened and maintained with:

(A)	the Agent, Česká spořitelna, a.s., Slovenská sporiteľňa, a.s. or another Finance Party (at the time of opening of the accounts) or other bank approved in writing by the Agent; or

(B)	in relation to its banking accounts with UniCredit Bank Czech Republic, a.s. with account numbers 2102970437/2700, 2102970453/2700 or 2102970461/2700 only, UniCredit Bank Czech Republic, a.s.; and

(ii)	subject to valid Security under the Transaction Security Documents.

(b)	Paragraph (a) does not apply to the following cash pooling accounts opened by the Borrower and maintained with Bank Mendes Gans N.V.:

(i)	NL80BKMG0261081985 (in CZK);

(ii)	NL96BKMG0261092367 (in EUR); and

(iii)	NL70BKMG02611022923,

provided that the aggregate of the balances deposited in such accounts by the Borrower does not exceed EUR10,000,000 or its equivalent at any time.

22.21	Baskets

If in any Financial Year the aggregate amount of any of the baskets set in paragraph (b)(i)(C) of Clause 22.6 (Acquisitions), paragraph (b)(i)(B) of Clause 22.7 (Joint ventures) or paragraph (b)(i) of Clause 22.12 (Loans or credit) (each a “Permitted Basket”) which is utilised by the Group is less than the relevant basket originally available for that Financial Year (without any carry forward) (the difference being referred to as the “Available Amount”), then the maximum amount of that Permitted Basket for the immediately following Financial Year shall be increased by an amount equal to the Available Amount.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.19 (Acceleration)).

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

23.2	Financial covenants and other obligations

(a)
Any requirement of Clause 21 (Financial covenants) is not satisfied or an Obligor does not comply with the provisions of paragraph (b) of Clause 20.8 (Information: distributions by the Group to the CME Group).

(b)
An Obligor does not comply with the provisions of Clauses 20.1 (Financial Statements), 20.2 (Compliance Certificate), 20.4 (Budget) or paragraphs (a) or (c) of 20.8 (Information: distributions by the Group to the CME Group).

(c)	An Obligor does not comply with any provision of any Transaction Security Document.

(d)
No Event of Default under paragraph (b) above will occur if the failure to comply is capable of remedy and is remedied within five Business Days, of the earlier of (A) the Agent giving notice to the Borrower or the relevant Obligor and (B) the Borrower becoming aware of the failure to comply.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants and other obligations)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty Business Days, of the earlier of (A) the Agent giving notice to the Borrower or the relevant Obligor and (B) the Borrower becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within twenty Business Days of the earlier of the Agent giving notice to the Borrower or Obligor or the Obligor becoming aware of the misrepresentation.

23.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)
Any creditor (other than a creditor who is a member of the Group or the CME Group) of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	An event of default (howsoever described) occurs under the Notes Documents.

(f)
Any Financial Indebtedness of the Parent, Central European Media Enterprises N.V. and/or CME Media Enterprises B.V. is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (howsoever described).

(g)	Any Financial Indebtedness of the Parent is not paid when due nor within any originally applicable grace period.

(h)
No Event of Default will occur under paragraphs (a) to (d) of this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than CZK125,000,000 (or its equivalent in any other currency or currencies).

(i)
No Event of Default will occur under paragraphs (f) and (g) of this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (f) and (g) above is less than USD25,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)
Any Obligor or Material Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	Any Obligor or Material Company is insolvent in its jurisdiction of incorporation.

(c)	A moratorium is declared in respect of any indebtedness of an Obligor or any Material Company.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor or Material Company other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of an Obligor or Material Company;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor or Material Company or any of its material assets; or

(d)	enforcement of any Security over any material assets of an Obligor or Material Company,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 23.7 shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty Business Days of commencement.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any material asset or assets of an Obligor and is not discharged, stayed or dismissed within thirty Business Days.

23.9	Unlawfulness and invalidity

(a)
It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)
Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be, legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)
Subject to the Legal Reservations, any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective, in each case in any material respect.

23.10	Similar events elsewhere

Except for a Permitted Transaction, there occurs in relation to any Obligor or Material Company or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it has submitted, any event which corresponds in that country or territory with any of those mentioned in Clause 23.6 (Insolvency) or 23.7 (Insolvency Proceedings).

23.11	Cessation of business

Any Obligor or Material Company (that has become a Material Company pursuant to paragraph (b) of the definition of Material Company) suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business, except as permitted under this Agreement

23.12	Change of ownership

After the original date of this Agreement, an Obligor that is a member of the Group (other than the Borrower) ceases to be a Subsidiary of the Borrower except as a result of a Change of Control.

23.13	Expropriation

The authority or ability of any Obligor to conduct its business is wholly or substantially curtailed or limited by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority in relation to any such Obligor or any of its material assets.

23.14	Repudiation and rescission of agreements

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security to which it is a Party or evidences an intention in writing to rescind or repudiate a Finance Document or any Transaction Security to which it is a Party.

23.15	Judgments and arbitral awards

Any Obligor or any member of the Group fails to satisfy any final and non-appealable judgment or arbitral award against it or its assets made by any competent court or tribunal to which it or its assets is or are subject, where the amount of relief from, and/or a liability (including, without limitation, any pre- and/or post-judgment interest but excluding any award in respect of costs or relevant proceedings) under such judgment or award, (i) of the CME Group as a whole is at any one time in aggregate at least USD 25,000,000 (or its equivalent in any currency), or (ii) of any member of the Group is at any time in aggregate at least USD 7,500,000 (or its equivalent in any currency).

23.16	Material adverse change

Any event or circumstance occurs which the Majority Lenders believe has or is likely to have a Material Adverse Effect.

23.17	Termination, revocation or transfer of Broadcasting Licences

A Broadcasting Licence is terminated or revoked or a decision is issued by the Czech Media Council or the Slovak Media Council which in the reasonable opinion of the Majority Lenders is reasonably likely to directly result in the revocation or termination of any Broadcasting Licence.

The Borrower ceases to be the sole holder or owner of the Broadcasting Licence referred to in paragraph (b) of the definition “Broadcasting Licence”.

Markiza ceases to be the sole holder or owner of the Broadcasting Licence referred to in paragraph (a) of the definition “Broadcasting Licence”.

23.18	Existing Intercreditor Agreement

Any Finance Party receives an Enforcement Notice (as defined therein) under the Existing Intercreditor Agreement.

23.19	Acceleration

(a)
Subject to paragraph (b) below, on and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(i)	cancel the Total Commitments at which time they shall immediately be cancelled;

(ii)
declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; or

(iv)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b)
Notwithstanding the provisions of paragraph (a) above, if an Event of Default occurs under Clause 23.18 (Existing Intercreditor Agreement) the Agent may (and is authorised by the Lenders to) by notice to the Borrower:

(i)	cancel the Total Commitments at which time they shall immediately be cancelled;

(ii)
declare that all of the Utilisations are immediately due and payable, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, at which time they shall become immediately due and payable; and

(iii)
direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Holdco Share Pledges to the extent required (in the opinion of the Security Agent) by the provisions of the Existing Intercreditor Agreement.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24 and to Clause 25 (Restriction on Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)
transfer by novation any of its rights and obligations, under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer

(a)
The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless a Default is continuing or the assignment or transfer is to another Lender or an Affiliate of a Lender.

(b)
The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after having received a request from the Existing Lender unless consent is expressly refused by the Borrower within that time.

(c)	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)
An assignment or transfer of only part of an Existing Lender's participations or Commitments to a person other than one of its Affiliates, another Existing Lender or a Related Fund of an Existing Lender shall be in a minimum amount of:

(i)	CZK25,000,000 while an Event of Default is continuing; and

(ii)	CZK125,000,000 at all other times.

(e)	An assignment will only be effective on:

(i)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement (if required); and

(iii)
performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)
A transfer will only be effective when the New Lender enters into documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(h)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR2500.

If any New Lender fails to pay any transfer fee payable by it under paragraph (a) above on the due date therefore, the Agent may at any time deduct an amount equal to such fee from any moneys from time to time held by the Agent for the account of such New Lender.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate provided that the proposed Transfer Date shall not be less than five Business Days after the date on which such Transfer Certificate is delivered to the Agent for execution .

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Arrangers, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Procedure for assignment

(a)
Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)
Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 24.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

24.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

24.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

25.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

The Parent or the Borrower shall not, and shall procure that each other member of the CME Group or the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transactions.

26.	CHANGES TO THE OBLIGORS

26.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Guarantors

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.11 (“Know your customer” checks), the Borrower may request that any of its Subsidiaries become an Additional Guarantor.  That Subsidiary shall become an Additional Guarantor if:

(i)	the Borrower delivers to the Agent a duly completed and executed Accession Letter; and

(ii)
the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)
The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)
The Borrower shall procure that any other member of the Group which is a Material Company pursuant to paragraph (b) of the definition of Material Company shall, as soon as possible after becoming a Material Company, become an Additional Guarantor.

26.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Additional Guarantor that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

27.	ROLE OF THE AGENT AND THE ARRANGERS

27.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower) paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Security Agent or the Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Agent, the Security Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the CME Group or the Group.

27.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)
any statement made by an Officer, director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to do or omit to do anything if it would or might in their reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders’ instructions

(a)
Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.8	Responsibility for documentation

Neither the Agent nor the Arrangers:

(a)
are responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document; or

(b)
are responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)
are responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9	Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 30.10 (Disruption to Payment Systems etc.)), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.7 (Third Party Rights) and the provisions of the Third Parties Act.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)
In no event shall the Agent or any Finance Party be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Borrower hereby waives, releases and agrees (for itself and on behalf of the other Obligors and the members of the Group) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

(e)
Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

27.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)
Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27.  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

27.12	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.13	Relationship with the Lenders

(a)
The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

(c)
Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.  Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(d)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and paragraph (a)(iii) of Clause 32.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.17	Parallel Debt

Each Obligor hereby acknowledges and agrees that it is bound by the parallel debt provisions set out in Clause 18.20 (Parallel Debt - Covenant to pay the Security Agent) of the Intercreditor Agreement.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)
This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, CZK is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than CZK shall be paid in that other currency.

30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses whatsoever  (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

31.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent and the Borrower, that identified with their names below;

(b)	in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication

(a)
Any communication to be made between the Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)
Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment or the Total Commitments;

(v)	a change to the Borrower or Guarantors other than in accordance with Clause 26 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 36;

(viii)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity); or

(ix)
the release of any guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security unless such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arrangers (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or, as the case may be, the Arrangers.

37.	CONFIDENTIALITY

37.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information) and Clause 37.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 27.13 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.8 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

37.3	Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currency of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Termination Date for Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

37.4	Entire agreement

This Clause 37 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37 (Confidentiality).

37.7	Continuing obligations

The obligations in this Clause 37 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of six months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

39.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40.	ENFORCEMENT

40.1	Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 40.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)
irrevocably appoints CME Development Corporation with its registered branch at 52 Charles Street, London, W1J 5EU as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES

Part I

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any) Jurisdiction of Incorporation

CET 21 spol. s r.o.	45800456 Czech Republic

Name of Original Guarantor	Registration number (or equivalent, if any) Jurisdiction of Incorporation

Central European Media Enterprises Ltd.	19574 Bermuda

Central European Media Enterprises N.V.	67248 Curacao

CME Media Enterprises B.V.	33246826 The Netherlands

CME Investments B.V. (formerly known as CME Romania B.V.)	33289326 The Netherlands

CME Slovak Holdings B.V.	34274606 The Netherlands

MARKÍZA – SLOVAKIA, spol. s r.o.	31444873 Slovak Republic

Part II
The Original Lenders

Name of Original Lender	Commitment

BNP Paribas S.A.	CZK 250,000,000

JPMorgan Chase Bank N.A.	CZK 250,000,000

Citibank Europe plc (acting through its Prague branch Citibank Europe plc, organizační složka)	CZK 375,000,000

ING Bank N.V.	CZK 375,000,000

Česká spořitelna, a.s.	CZK 250,000,000

SCHEDULE 2
CONDITIONS PRECEDENT

Part I

Conditions Precedent to Initial Utilisation

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A copy of a resolution of the executives of the Borrower and a resolution of the board of directors of each Original Obligor (other than the Borrower and Markiza):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)
A copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than the Parent and Markiza), approving the terms of, and the transactions contemplated by, the Finance Documents to which that Original Obligor is a party.

(e)
A certificate from each of the Original Obligors (signed by an Officer) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on such Original Obligor to be exceeded (including, without limitation, any limit, restriction or covenant set out in the Parent Note Documents).

(f)
A certificate of an Officer of the relevant Original Obligor certifying that each copy document relating to it specified in paragraphs 1(a), 1(b), 1(d), 1(g), 1(h), 2(f), 5(c) to (e), 5(g), 5(h), 5(j), 5(k), 5 (l) and 5(n), as applicable, of Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the original date of this Agreement.

(g)
If required by Slovak law or the constitutional documents of Markiza, a copy of a resolution of the general meeting of Markiza approving the terms of, and transactions contemplated by, the Finance Documents to which Markiza is a party.

(h)	A copy of a resolution of the general meeting of the Borrower approving the terms of, and transactions contemplated by, the enterprise pledge agreement referred to in Clause 2(g)(q) below.

2.	Finance Documents

(a)	The Intercreditor Agreement executed by the Obligors.

(b)	This Agreement executed by the Obligors.

(c)	The Fee Letters executed by the Borrower (being the arrangement, participation, agency and security agency fee letters).

(d)	The Hedging Letter executed by the Borrower.

(e)	The Existing Intercreditor Agreement.

(f)	A copy, certified by an Officer of the Borrower, to be a true copy of the Notes Documents.

(g)	At least one original of each of the following Transaction Security Documents executed by the companies named below opposite the relevant Transaction Security Document:

The Parent	(a)	Curacao law share pledge over all existing and future shares issued by Central European Media Enterprises N.V.
Central European Media Enterprises N.V.	(b)	Dutch law share pledge over all existing and future shares owned by it in CME Media Enterprises B.V.
CME Media Enterprises B.V. and CME Investments B.V.	(c)	First ranking share pledge over the ownership interests representing together 100 per cent. of the registered capital of the Borrower
(d)
Copies of applications to the Czech Commercial Register confirmed by the Czech Commercial register for the registration of the pledge over the ownership interests representing together 100 per cent. of the registered capital of the Borrower in favour of the Security Agent

The Borrower	(e)	First ranking share pledge over all existing and further issued shares of Slovak Holdings
	(f)	First ranking pledge over the ownership interest representing 100 per cent. of the registered capital of Media Pro Pictures, s.r.o.

(g)
Copy of the application to the Czech Commercial Register confirmed by the Czech Commercial Register for the registration of the pledge over the ownership interest representing 100 per cent. of the registered capital of Media Pro Pictures, s.r.o. in favour of the Security Agent

	(h)	First ranking mortgage over the immovable assets of the Borrower
(i)
Copies of the applications for registration of each Transaction Security Document purporting to create Security over the immovable assets of the Borrower to the respective cadastral registers together with evidence that the applications have been duly submitted to such offices

	(j)	First ranking pledge over movable assets of the Borrower
	(k)	Copy of the extract from the Czech Notarial Register with respect to the above movable assets confirming that the pledge over those assets has been duly created
	(l)	Pledge of receivables of the Borrower under the contracts for the sale of the advertising time and under the Factoring Facility Agreement
	(m)	Pledge of Required Insurance Policies
	(n)	Copy of notices of pledge sent by the Borrower to the relevant insurance counterparties
	(o)	First ranking pledge over bank accounts of the Borrower
	(p)	Copy of notices of pledge sent by the Borrower to the account banks
	(q)	First ranking pledge over the enterprise of the Borrower
	(r)	Copy of the extract from the Czech Notarial Register confirming that the pledge over the enterprise of the Borrower has been duly created
CME Investments B.V.	(s)	English law assignment of the loan provided under the CET Loan Agreement
	(t)	Dutch law pledge over the loan provided under the Markiza Loan Agreement
	(u)	Notice of assignment of the loan provided under the Markiza Loan Agreement, acknowledged by Markiza

3.	Legal opinions

(a)	A legal opinion of the following legal advisers to the Agent and Arrangers, each addressed to the Agent, Security Agent and the Original Lenders:

(i)	Simpson Thacher & Bartlett LLP, as to English law;

(ii)	White & Case, advokátni kancelář, as to Czech law;

(iii)	White & Case s.r.o., as to Slovak law;

(iv)	Houthoff Buruma, as to Dutch law;

(v)	Van Eps Kunneman, as to Curacao law; and

(b)	A capacity legal opinion of the following legal advisers to the Obligors:

(i)	Kotrlík Bourgeault Andruško, advokátní kancelář, as to Czech law;

(ii)	Allen & Overy Bratislava, s r.o., as to Slovak law;

(iii)	Loyens & Loeff, as to Dutch law; and

(iv)	Loyens & Loeff, as to Curacao law.

(c)	A capacity, validity and enforceability legal opinion of Conyers Dill & Pearman, legal advisers to the Parent as to Bermuda law.

4.	Insurance

Copies of all insurance policies subject to or expressed to be subject to the Transaction Security relating to the Charged Property, including, without limitation the Required Insurance Policies.

5.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 40.2 (Service of process) has accepted its appointment.

(b)
A legal opinion from Katten Muchin Rosenman Cornish LLP, in a form acceptable to the Arrangers (acting reasonably) that the Obligors are permitted under the terms of any agreements binding upon them to enter into this Agreement and the Transaction Security Documents and undertake the obligations set out therein.

(c)	A copy, certified by an Officer of the Borrower to be a true copy, of the CET Loan Agreement.

(d)	A copy, certified by an Officer or authorised signatory of CME Investments B.V. to be a true copy, of the Markiza Loan Agreement.

(e)	A copy, certified by an Officer or authorised signatory of the Parent to be a true copy, of each Parent Note Instrument.

(f)	A certificate signed by an Officer or authorised signatory of the Parent certifying that the Parent Note Instruments are in full force and effect.

(g)	A copy, certified by an Officer or authorised signatory of the Parent or relevant Obligor, as applicable, to be a true copy, of the Original Financial Statements of the Parent and each Obligor.

(h)	A certified copy of the Group Structure Chart.

(i)	Confirmation from the Lenders that all “know your customer” requirements have been satisfied.

(j)	A copy of the Broadcasting Licences.

(k)	The Borrower’s Business Plan.

(l)	The CME Group Business Plan.

(m)
A certificate from each Obligor certifying that, to the extent required, any approaches to works councils (or other similar bodies) in respect of that Obligor have been made and approval of the Refinancing Transactions obtained.

(n)	Executed copies, certified by an Officer of the Borrower as a true copy, of irrevocable prepayment and cancellation notices in respect of the Erste Facility Agreement.

(o)	Evidence that the Security granted by the Obligors in support of the Erste Facility Agreement has been released.

(p)	Evidence that the Notes have been issued.

(q)	Evidence satisfactory to the Agent (acting reasonably) that the CME Group has, subsequent to 30 September 2010, applied not less than USD100,000,000 of its Cash to purchase Parent Notes.

(r)
Amendment to the Existing Intercreditor Agreement to include the Security Agent as a Secured Party (as defined therein) and allowing it to share in the distribution of the Distribution Moneys (as defined therein) .

(s)	Evidence that all fees, costs and expenses due from the Obligors or any member of the Group in relation to the Refinancing Transactions have been paid or will be paid by the first Utilisation Date.

(t)	Sources and uses statement.

(u)
A copy of any other Authorisation or other document, opinion or assurance which the Agent or the Arrangers (acting reasonably) consider to be necessary or desirable (if the Agent has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Part II
Conditions precedent required to be
delivered by an Additional Guarantor

(a)	An Accession Letter, duly executed by the Additional Guarantor and the Borrower.

(b)	A copy of the constitutional documents of the Additional Guarantor.

(c)
A copy of a resolution of the board of directors (or, in the case of a Slovak Additional Guarantor, or a Czech Additional Guarantor. where there is no board of directors, of a majority of its statutory executives) of the Additional Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(ii)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

(d)
If required by Slovak law or the constitutional documents of a Slovak Additional Guarantor, a copy of a resolution of the general meeting and the supervisory board (if any) of such Slovak Additional Guarantor approving the terms of, and transactions contemplated by, the Finance Documents to which such Slovak Additional Guarantor is a party.

(e)
If required by Czech law or the constitutional documents of a Czech Additional Guarantor, a copy of a resolution of the general meeting and the supervisory board (if any) of such Czech Additional Guarantor approving the terms of, and transactions contemplated by, the Finance Documents to which such Czech Additional Guarantor is a party.

(f)	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

(g)
A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor (other than a Slovak Additional Guarantor), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

(h)
A certificate of the Additional Guarantor (signed by an Officer) confirming that guaranteeing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(i)
A certificate of an Officer certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

(j)	An accession deed to the Intercreditor Agreement substantially in the form set out in Schedule 2 to the Intercreditor Agreement.

(k)	Any Security documents which the Agent requires the Additional Guarantor or its immediate Holding Company to execute.

(l)	If available, the latest audited financial statements of the Additional Guarantor.

(m)	A legal opinion of Simpson, Thacher & Bartlett LLP, legal advisers to the Arrangers and the Agent in England.

(n)
If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arrangers and the Agent in the jurisdiction in which the Additional Guarantor is incorporated.

(o)
If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a capacity legal opinion of the legal advisers to the Group in the jurisdiction in which the Additional Guarantor is incorporated.

(p)
If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 40.2 (Service of process), if not  an Obligor, has accepted its appointment in relation to the proposed Additional Guarantor.

(q)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

SCHEDULE 3
UTILISATION REQUEST

From:	CET 21 spol. s r.o.

To:	[Agent]

Dated:

Dear Sirs

CET 21 spol. s r.o. – Revolving Facility Agreement
dated [•] 2010 (the “Agreement”)

(a)	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

(b)	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	CZK

Amount:	[•] or, if less, the Available Facility

Interest Period:	[•]

(c)	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

(d)	The proceeds of this Loan should be credited to [account].

(e)	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
CET 21 spol. s r.o.

SCHEDULE 4
MANDATORY COST FORMULAE

(a)
The mandatory cost is an addition to the interest rate to compensate lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

(b)
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

(c)
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

(d)
The Additional Cost Rate for any Lender lending from a Facility Office in the Czech Republic will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the Czech National Bank in respect of loans made from that Facility Office.

(e)	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(i)	in relation to a sterling Loan:

(AB+C(B-D)+ E×0.01)/(100-(A+C))  per cent. per annum

(ii)	in relation to a Loan in any currency other than sterling:

(E ×0.01)/300 per cent. per annum

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

For the purposes of this Schedule:

“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(f)
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

(g)
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

(h)
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(ii)	any other information that the Agent may reasonably require for such purpose.

(i)	Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

(j)
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 8 and 9 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

(k)
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 4, 8 and 9 above is true and correct in all respects.

(l)
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 4, 8 and 9 above.

(m)
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

(n)
The Agent may from time to time, after consultation with the Borrower  and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority, the European Central Bank or the Czech National Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:	[•] as Agent and [•] as Security Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

CET 21 spol. s r.o. – Revolving Facility Agreement
dated [•] 2010 (the “Agreement”)

(a)
We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

(b)	We refer to Clause 24.5 (Procedure for transfer):

(i)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(ii)	The proposed Transfer Date is [•].

(iii)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

(iv)	the New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

(c)	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(i)	[a Qualifying Lender falling within paragraph (a) of the definition of Qualifying Lender;]

(ii)	[a Qualifying Lender falling within paragraph (b) of the definition of Qualifying Lender;]

(iii)	[a Treaty Lender;]

(iv)	[5/6.] This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

(v)	[6/7] This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

(vi)	[7/8]. This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This agreement is accepted as a Transfer Certificate for the purposes of the Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [•].

[Agent]

By:

[Security Agent]

By:

SCHEDULE 6
FORM OF ASSIGNMENT AGREEMENT

To:	[•] as Agent, [•] as Security Agent and CET 21 spol. s r.o. as Borrower, for and on behalf of each Obligor

From:	the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

CET 21 spol. s r.o. - Revolving Facility Agreement
dated [•] 2010 (the “Agreement”)

(a)
We refer to the Agreement. This is an Assignment Agreement.  Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

(b)	We refer to Clause 24.6 (Procedure for assignment):

(i)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.

(ii)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.

(iii)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(iv)	The proposed Transfer Date is [•].

(v)	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

(vi)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

(vii)	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

(c)	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(i)	[a Qualifying Lender falling within paragraph (a) of the definition of Qualifying Lender;]

(ii)	[a Qualifying Lender falling within paragraph (b) of the definition of Qualifying Lender;]

(iii)	[a Treaty Lender;]

(iv)	[8/9].
This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 24.6 (Procedure for assignment), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

(v)
[9/10]. This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

(vi)	[10/11]. This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

(vii)	[11/12]. This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This agreement is accepted as an Assignment Agreement for the purposes of the Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [•].

Signature of this agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

SCHEDULE 7
FORM OF ACCESSION LETTER

To:	[•] as Agent

From:	[Subsidiary] and CET 21 spol. s r.o.

Dated:

Dear Sirs

CET 21 spol. s r.o. – Revolving Facility Agreement
dated [•] 2010 (the “Agreement”)

(a)	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

(b)
[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 26.2 (Additional Guarantors) of the Agreement.  [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

(c)	[Subsidiary’s] administrative details are as follows:

Address:
Fax No:
Attention

(d)	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

(e)	This Guarantor Accession Letter is entered into by deed.

[Borrower]	[Subsidiary]

SCHEDULE 8
FORM OF COMPLIANCE CERTIFICATE

To:	[•] as Agent

From:	CET 21 spol. s r.o.

Dated:

Dear Sirs

CET 21 spol. s r.o. – Revolving Facility Agreement
dated [•] 2010 (the “Agreement”)

(a)
We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

(b)	We confirm that: [Insert details of covenants to be certified]

(c)	[We confirm that no Default is continuing.]*

Signed:
	Statutory executive of [Borrower]	Statutory executive of [Borrower]

[insert applicable certification language]

for and on behalf of
[name of auditors of the Borrower]

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9
EXISTING SECURITY

Erste Transaction Security

Name of Obligor	Security document

The Borrower	First ranking share pledge over all existing and further issued shares of Slovak Holdings

First ranking pledge over the ownership interest representing 100% of the registered capital of Jyxo, s.r.o.

First ranking pledge over the ownership interest representing 100% of the registered capital of BLOG Internet, s.r.o.

First ranking pledge over the ownership interest representing 100% of the registered capital of Media Pro Pictures, s.r.o.

First ranking mortgage over the immovable assets of the Borrower

First ranking pledge over movable assets of the Borrower

Pledge of receivables of the Borrower under the contracts for the sale of the advertising time and under the Factoring Facility Agreement

Pledge of certain insurance policies

First ranking pledge over certain bank accounts of the Borrower

First ranking pledge over the enterprise of the Borrower

CME Investments B.V.	English law assignment of the loan provided under the CET Loan Agreement

Dutch law pledge over the loan provided under the Markiza Loan Agreement

SCHEDULE 10
LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Seller]

To:

[insert name of Potential Purchaser]

Re:           The Agreement

Company:	(the “Borrower”)
Date:
Amount:
Agent

Dear Sirs

We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”).  In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) to use the Confidential Information only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE

We agree that you may disclose:

2.1.
to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2.	subject to the requirements of the Agreement, to any person:

(a)
to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(b)
with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(c)
to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and

2.3.
notwithstanding paragraphs 2.1 and 2.2. above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3.	NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

3.1.
of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2.	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If you do not enter into the Acquisition and we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you acquire an interest in the Agreement by way of novation, the date on which you acquire such an interest; (b) if you enter into the Acquisition other than by way of novation, the date falling twelve months after termination of that Acquisition; or (c) in any other case twelve months after the date of this letter.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

6.1.
neither we, nor any member of the Group nor any member of the CME Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2.
we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

7.1.
This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2.
No failure or delay in exercising any right or remedy under this letter will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy under this letter.

7.3.	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and are also given for the benefit of the Borrower and each other member of the Group and the Parent and each member of the CME Group.

10.	THIRD PARTY RIGHTS

10.1.
Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

10.2.	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3.	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11.	GOVERNING LAW AND JURISDICTION

11.1.
This letter (including the agreement constituted by your acknowledgement of its terms)  (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

11.2.
The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.	DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“CME Group” means the Parent and its Subsidiaries for the time being.

“Confidential Information” means all information relating to the Borrower, any Obligor, the Group and the CME Group, the Finance Documents, the Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or the Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)
is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means the Borrower and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller]

To:           [Seller]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser]

SCHEDULE 11
TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 9.30 AM

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lender’s participation)

PRIBOR is fixed	Quotation Day as of 11:00 a.m. (Prague time)

“U” = date of utilisation of a Loan “U-X” = X Business Days prior to date of utilisation of a Loan

SIGNATURES

THE BORROWER

CET 21 spol. s r.o.

By: /s/ Petr Dvořák	By: /s/ Oliver Meister
Petr Dvořák	Oliver Meister
Title: Executive Director	Title: Executive Director

Address: 5, Kříženeckého nám. 1078/5, Postal code: 152 00, Czech Republic
Attention: Vít Vážan, Chief Financial Officer
Fax: 420 242 466 035

With a copy to:

CME Media Services Limited 5, Kříženeckého nám. 1078/5, 152 00, Czech Republic
Attention: Treasury Department
Fax: +420 242 466 010

THE ORIGINAL GUARANTORS

Central European Media Enterprises Ltd.

By:           /s/ David Sach

Title:       CFO

Address: Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, Bermuda
Attention: Assistant Secretary
Fax: +1 441 295 0992

With a copy to:

CME Development Corporation
52 Charles Street
London W1J 5EU
Attention: Legal Department
Fax: +44 207 127 5801

Central European Media Enterprises N.V.

By:           /s/ Oliver Meister

                 Oliver Meister

Title:        Managing Director

Address: Schottegatweg Oost 44, Willemstad, Curaçao
Attention: Managing Director
Fax: + 599 9 732 2500

With a copy to:

CME Development Corporation
52 Charles Street
London W1J 5EU
Attention: Legal Department
Fax: +44 207 127 5801

CME Media Enterprises B.V.

By:           /s/ David Sturgeon

 David Sturgeon

Title:        Managing Director

Address: Dam 5B, 1012 JS Amsterdam, The Netherlands
Attention: Finance Officer
Fax: +312 042 31404

With a copy to:

CME Development Corporation
52 Charles Street
London W1J 5EU
Attention: Legal Department
Fax: +44 207 127 5801

CME Investments B.V.

By:           /s/ David Sturgeon

 David Sturgeon

Title:        Managing Director

Address: Dam 5B, 1012 JS Amsterdam, The Netherlands
Attention: Finance Officer
Fax: +312 042 31404

With a copy to:

CME Development Corporation
52 Charles Street
London W1J 5EU
Attention: Legal Department
Fax: +44 207 127 5801

CME Slovak Holdings B.V.

By:           /s/ David Sturgeon

                 David Sturgeon

Title:        Managing Director

Address: Dam 5B, 1012 JS Amsterdam, The Netherlands
Attention: Finance Officer
Fax: +312 042 31404

With a copy to:

CME Development Corporation
52 Charles Street
London W1J 5EU
Attention: Legal Department
Fax: +44 207 127 5801

MARKÍZA – SLOVAKIA, spol. s r.o.

By: /s/ Radka Doehring	By: /s/ Petr Dvořák

Radka Doehring	Petr Dvořák

Title: Attorney	Title: Attorney

Address: Bratislavska 1/a, 843 56 Bratislava - Zahorska Bystrica, Slovak Republic
Attention: Finance Director
Fax: +421 2 6595 6829

With a copy to:

CME Development Corporation
52 Charles Street
London W1J 5EU
Attention: Legal Department
Fax: +44 207 127 5801

THE ARRANGERS

BNP Paribas S.A.

By: /s/ Sandra Sitbon

Sandra Sitbon

Title: Director

Address: 37 Place du Marché Saint Honoré, 75 031 Paris Cedex 01, France
Attention: Sandra Sitbon/ Ali El Amari
Fax: +33 1 42 98 09 79

J.P. Morgan PLC

By:           /s/ Frances Smith

Title:        Executive Director

Address: 10 Aldermanbury, London EC2V 7RF
Attention: Frances Smith
Fax: +44 20 7777 1493

Citigroup Global Markets Limited

By:           /s/ Camilo Mori

Title:        Managing Director

Address: 33 Canada Square, Canary Wharf, London E14 5LB
Attention: Camilo Mori, Managing Director
Fax: +44 20 7986 8295

ING Bank N.V.

By: /s/ David J. Grover	/s/ Stefan Verhoeven

David J. Grover	Stefan Verhoeven

Title: Director	Director

Telecom & Media Finance

Address: Bijlmerplein, 888 1102 MG Amsterdam, The Netherlands
Attention: Olivia Salamanca
Fax: + 31-20-565-8203

Česká spořitelna, a.s.

By: /s/ František Havrda	By: /s/ Václav Šnydr

Title: Povĕřeni/Proxy	Title: Senior Manager

Syndications/syndikované úvĕry

Address: Olbrachtova 1929/62, 140 00  Praha 4, Czech Republic
Attention: František Havrda/ Václav Šnýdr
Fax: +420 224 641 080

THE AGENT

BNP Paribas S.A.

By: /s/ Sandra Sitbon

Sandra Sitbon

Title: Director

Address: BNP PARIBAS - Agency - European Group, 21, place du Marché Saint-Honoré, 75031 Paris    Cedex 01, France
Attention: Alexandra Arhab/Assad Karkabi
Fax: + 33 1 42 98 43 17

THE SECURITY AGENT

BNP Paribas Trust Corporation UK Limited

By:           /s/ Andrew Brown

 Andrew Brown

Title:       (under Power of Attorney)

Address: 55 Moorgate, London, EC2R 6PA
Attention: The Directors
Fax: +44 20 7595 5078

THE ORIGINAL LENDERS

BNP Paribas S.A.

By: /s/ Sandra Sitbon

Sandra Sitbon

Title: Director

Address: 37 Place du Marché Saint Honoré, 75 031 Paris Cedex 01, France
Attention: Sandra Sitbon/ Ali El Amari
Fax: +33 1 42 98 09 79

JPMorgan Chase Bank N.A.

By:           /s/ Frances Smith

Title:        Executive Director

Address: 125 London Wall, London EC2Y 5AJ
Attention: Frances Smith
Fax: +44 20 7777 1493

Citibank Europe plc

(acting through its Prague branch Citibank Europe plc, organizační složka)

By:           /s/ Zuzana Trunečková

 Zuzana Trunečková

Title:        Director

Address: Bucharova 2641/14, 158 02, Prague 5, Czech Republic
Attention: Petr Vodenka
Fax: +420 233 061 611

ING Bank N.V.

By: /s/ David J. Grover	/s/ Stefan Verhoeven

David J. Grover

Title: Director	Director

Telecom & Media Finance

Address: Bijlmerplein, 888 1102 MG Amsterdam, The Netherlands
Attention: Olivia Salamanca
Fax: +31 20 565 8203

Česká spořitelna, a.s.

By: /s/ František Havrda	By: /s/ Václav Šnydr

Title: Povĕřeni/Proxy	Title: Senior Manager

Syndications/syndikované úvĕry

Address: Evropská 17, 160 00  Praha 6, Czech Republic
Attention: Václav Šnýdr
Fax: +420 224 641 080